UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Superior Energy Services, Inc.
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Superior
ENERGY SERVICES

2018
Proxy Statement

standing.
strong

SPN

Superior ENERGY SERVICES 2018 Proxy Statement standing. Strong

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

SUPERIOR ENERGY SERVICES, INC.

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Tuesday, May 22, 2018

9:00 a.m., Central Daylight Time

1001 Louisiana Street

Houston, Texas 77002 USA

The annual meeting of stockholders of Superior Energy Services, Inc. will be held at 9:00 a.m., Central Daylight Time, on Tuesday, May 22, 2018, at our headquarters located at 1001 Louisiana Street, Houston, Texas, 77002. At the annual meeting, our stockholders will be asked to vote on the following proposals:

1. the election of the eight director nominees named in this proxy statement (Proposal 1);

2. a non-binding advisory vote to approve our named executive officers’ 2017 compensation (Proposal 2); and

3. the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018 (Proposal 3).

The Board of Directors recommends that you vote “FOR” Proposals 1, 2 and 3. Only holders of record of shares of our common stock as of the close of business on April 2, 2018 are entitled to receive notice of, attend and vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy or voting instruction card and return it promptly in the enclosed envelope, or submit your proxy and/or voting instructions by one of the other methods specified in this proxy statement. If you attend the annual meeting, you may vote your shares of our common stock in person, even if you have sent in your proxy.

By Order of the Board of Directors,

William B. Masters
Executive Vice President, General Counsel and Secretary

Houston, Texas
April 12, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 22, 2018.

This Notice of Meeting, Proxy Statement and the 2017 Annual Report on Form 10-K are available without cost at https://materials.proxyvote.com/868157

2018 SPN Proxy Statement

2018 SPN Proxy Statement

PROXY SUMMARY

This proxy overview is a summary of information that you will find throughout this proxy statement. As this is only an overview, we encourage you read the entire proxy statement, which was first distributed to our stockholders on or about April 12, 2018.

2018 ANNUAL MEETING OF STOCKHOLDERS
Time and Date:	Tuesday, May 22, 2018, 9:00 a.m. (Central Daylight Time)
Place:	1001 Louisiana Street, Houston, Texas 77002
Record Date:	April 2, 2018
Voting:	Stockholders as of the record date may vote on or before May 22, 2018 by 11:59 p.m. Central Time through one of the following options:

By completing, signing and dating the voting instructions in the envelope provided	By the internet at www.voteproxy.com	By telephone at 1-800- PROXIES (1-800-776-9437) in the U.S. or 1-718-921-8500 outside the U.S.	In person by completing, signing and dating a ballot at the annual meeting

2017 HIGHLIGHTS AND ACCOMPLISHMENTS

Although there were many aspects of the historic industry downturn that began in the fourth quarter of 2014 we could not control, we were determined to proactively focus on things that we could manage despite the poor market conditions. Our focused efforts on safety, quality, service delivery and managing costs have positioned our businesses to grow as the market recovers. Driving our efforts is our goal to deliver returns for our long-term stockholders. This is accomplished by delivering reliable service and product solutions for our customers. Underlying all of our actions has been our unwavering commitment to manage our balance sheet, with an emphasis on cash flow, liquidity and financial flexibility.

Our successful navigation through the continual industry downturn in 2015 and 2016 allowed us to benefit from the improved conditions our domestic land businesses began to experience in the second half of 2017, despite the challenges we faced in our Gulf of Mexico and international businesses. The continued focus of our executive team and employees on generating cash and managing liquidity led to a successful year and helped us move another step closer to achieving sustainable profitability. The following highlights the progress we made in 2017, which lays the groundwork for sustainable profitability:

•	Finished 2017 with EBITDA of $179.9 million, 350% more than 2016 EBITDA

•	Strong year-end liquidity of $445.3 million, including $172 million of cash, which supports our goal of maintaining a strong balance sheet

2018 SPN Proxy Statement	i

PROXY SUMMARY

•	Successfully completed a $500 million debt offering to refinance debt and extend maturities to 2024

•	Successfully extended the maturity of our revolving credit facility to 2022 with a $300 million asset based revolving credit facility

•	Reduced G&A by approximately 15% in 2017 with an overall G&A reduction of approximately 53% since 2014

•	Continued improvement in working capital by closely managing our days sales outstanding and days payable outstanding processes

By effectively managing our cash flow, liquidity and financial flexibility, we are optimistic that we will be able to capture greater returns for our stockholders in the year ahead.

MEETING AGENDA AND VOTING RECOMMENDATIONS

	Proposal	Board Vote Recommendation	Page
1	Election of eight director nominees named in this proxy statement	FOR each nominee	1
2	Non-binding advisory vote to approve our named executive officers’ 2017 compensation	FOR	21
3	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018	FOR	22

ii	2018 SPN Proxy Statement

PROXY SUMMARY

PROPOSAL 1 HIGHLIGHTS

Director Nominees

Our Board is comprised of a strong team of current and former senior professionals with significant industry experience. Of our current eight directors, six are independent, including our Lead Director, with the other two being our current and former CEO. We believe this gives us the right blend of in-depth legacy and strategic knowledge of our Company, as well as broader skills and perspectives on the wider industry and market.

Name	Age	Director Since	Principal Occupation	Independent	Board Committees

Harold J. Bouillion	74	2006	Managing Director Bouillion & Associates, LLC.	✓	• Compensation • Audit (Chair)

David D. Dunlap	56	2010	CEO & President	X	Not Applicable

James M. Funk	68	2005	President J.M. Funk & Associates	✓ Lead Director	• Compensation • Nominating and Corporate Governance

Terence E. Hall	72	1995	Founder & Chairman of the Board	X	Not Applicable

Peter D. Kinnear	71	2011	Former Chairman, CEO & President FMC Technologies, Inc.	✓	• Audit • Nominating and Corporate Governance (Chair)

Janiece M. Longoria	65	2015	Chairman Port of Houston Authority	✓	• Audit • Nominating and Corporate Governance

Michael M. McShane	63	2012	Advisor Advent International	✓	• Compensation • Audit

W. Matt Ralls	68	2012	Former Chairman, CEO & President Rowan Companies plc	✓	• Compensation (Chair) • Nominating & Corporate Governance

2018 SPN Proxy Statement	iii

PROXY SUMMARY

As a result of healthy refreshment over the years, our Board has an effective mix of experience, tenure, independence, age and diversity. The Company appreciates the strong level of support of our Board in recent years.

Board Refreshment 1 New Director 2 Retirements In the Last Four Years Each Board Member received 97% Support or Higher at our 2017 Annual Meeting of Stockholders

iv	2018 SPN Proxy Statement

PROXY SUMMARY

Corporate Governance

Our Approach: Our leadership structure and corporate policies are designed to ensure independent oversight, alignment with stockholder interests and long-term sustainability. Our Board addresses the Company’s organizational needs, strategically manages its growth, navigates competitive challenges, ensures succession and appropriately manages risks.

Our Actions:

What We Do:
Corporate Governance	✓

Maintain Separate CEO and Chairman Positions. The separate positions maximize management’s efficiency by allowing our CEO to focus on day-to day operations while our Chairman can focus on leading the Board in its oversight responsibilities.

	✓	Appoint Non-Management Lead Director and Committee Chairs. The independence of the Lead Director and the Committee Chairs provides objective oversight.
	✓	Elect Directors Annually. Each member of the Board is elected annually.
	✓	Annually Vote on Say-on-Pay. In 2017, we received 97.6% approval on our Say-on-Pay proposal.
✓

Enforce Robust Director and Executive Officer Stock Ownership Guidelines. Within three years of joining the Board, our non-management directors must own Company’s common stock equal to five times the director’s annual retainer. The CEO must own Company common stock in an amount equal to six times his base pay, the Chief Financial Officer must own Company common stock in the amount of three times his base pay and Executive Vice Presidents must own Company common stock in the amount of two times their base pay.

✓

Conduct Annual Performance Evaluations for Board and Standing Committees. The Board, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee conduct self-evaluations each year.

	✓	Preserve Board Independence. A substantial majority of our directors are independent.
✓

Annually Conduct Stockholder Outreach to Majority of Stockholders. In 2017, we reached out to stockholders owning 97% of our outstanding shares. Stockholders owning 40% of our outstanding shares responded and we received positive feedback on executive compensation.

✓

Ensure our Board Represents Broad Perspectives, Experiences and Knowledge. Our directors provide pertinent industry knowledge, extensive leadership experience and expertise in finance, accounting, risk management, strategic planning and legal matters. The average tenure of our directors is 10 years. The average age of our directors is 67 years old and we currently have one female director.

	✓	Mandate Director Retirement Policy at Age 75. During the last four years, we have refreshed our Board due to two director retirements.
	✓	Mandate Resignation if Director Receives a Majority of Withheld Votes. If a director receives more “Withhold” votes than “For” votes, the director is required to resign.
✓

Encourage Stockholders to Submit Director Candidates during Board Refreshments. Stockholders are able to submit director candidates for consideration according to our Bylaws and Corporate Governance Principles.

2018 SPN Proxy Statement	v

PROXY SUMMARY

What We Do:
Executive Compensation	✓

Pay for Performance. Our executive compensation program is comprised of short-term and long-term performance measures to motivate our executives to improve the Company’s financial and stock-price performance. A majority of our NEOs’ compensation, 88% for our CEO and 80% for our other NEOs, is at-risk and performance-based.

✓

Engage Independent Third Party Compensation Consultant. Pearl Meyer independently evaluates our executive compensation program compared to our industry peer group on an annual basis and provides guidance to ensure that our compensation program is aligned with stockholder interests.

✓

Annually Evaluate Executive Compensation Tally Sheets. Our Compensation Committee evaluates executive compensation tally sheets each year to ensure that annual and long-term compensation components are aligned with our stockholders’ interests and that they do not encourage our management to take unreasonable risks.

	✓	Benchmark Pay Practices. Pearl Meyer compares our pay practices with our industry peers to ensure that we are able to attract and retain talent.
	✓	Clawback AIP and LTI Awards for Restatement of Financial Statements. NEOs will forfeit annual incentive plan and long-term incentive awards if our financial statements are required to be restated.
✓

Provide Double Trigger Payments for Change of Control. Our NEOs are entitled to receive severance payments and certain post-employment benefits if a qualifying termination event occurs within 6 months before or 24 months after the change of control.

✓

Forfeit SERP Benefits. NEOs are required to forfeit all SERP benefits if terminated with cause or engaged in competition or other activity that conflicts with the interest of our Company within 36 months of termination without cause.

What We Do Not Do:
Compensation Governance	X	Do Not Have Poison Pill. We do not have mechanisms that prevent hostile take overs.
	X	Do Not Allow Political Contributions without CEO Approval. No political contributions were made on behalf of our Company in 2017.
	X	Do Not Pay Director Bonuses. Directors do not receive bonuses for their oversight responsibilities.
Executive Compensation	X	Do Not Provide Executive Tax Gross-Ups. We prohibit tax gross-ups in executive severance and change of control arrangements.
	X	Do Not Allow Directors and Executives to Hedge or Pledge Company Securities. We do not allow our directors and executives to hedge or pledge Company securities.
X

Do Not Reprice or Exchange Underwater Stock Options without Stockholder Approval. This reinforces our commitment to best equity compensation practices and our pay for performance philosophy related to executive compensation.

vi	2018 SPN Proxy Statement

PROXY SUMMARY

PROPOSAL 2 HIGHLIGHTS

Executive Compensation

Our Approach:  Our Compensation Committee’s principle objective is to align compensation with corporate performance and long-term stockholder returns while attracting and retaining talented people who can steer us through severe market cycles like the one we recently experienced. In 2017, our short-term goal was to generate cash and manage liquidity. Our long-term incentives focused on total stockholder return and return on assets. To accomplish this, we aligned our compensation program with rigorous performance metrics related to these goals.

Our Actions:

•	We maintained the 15% reduction in our named executive officers’ (NEOs) base salaries which was implemented in 2016 that impacts our NEOs’ potential annual and long-term incentives

•	We granted 25% of the awards under our LTI program in 2017 as options

•	We continued our stockholder outreach program to solicit feedback from our stockholders regarding our executive compensation program

PROPOSAL 3 HIGHLIGHTS

Ratification of Independent Public Accounting Firm Appointment

Taking a number of factors into consideration, including past performance, expertise, industry knowledge and the strong support of stockholders owning 98% of our shares at our 2017 annual meeting, the Audit Committee has selected KPMG as our independent auditor for the fiscal year ending December 31, 2018, which we submit to our stockholders for ratification. KPMG has audited the Company’s financial statements since 1995.

2018 SPN Proxy Statement	vii

CORPORATE RESPONSIBILITY

Our Shared Core Values

Superior is committed to conducting our business in a socially responsible and values-based manner, creating sustainable value for our stockholders, employees, customers and communities. Our Shared Core Values at Work (Code of Conduct) encompasses our corporate responsibility and demonstrates our commitment to being a fair employer, a trusted business partner and a good corporate citizen. This is reflected in how we do business. Our core values described below capture what is unique about Superior and helps us to maintain our well-earned reputation for honesty and integrity. All of our corporate policies are based on these values. The complete Code of Conduct is available on our website at www.superiorenergy.com/about/corporate-governance/shared-core-values/.

We conduct ourselves and our business affairs with honesty and integrity and do not tolerate illegal or fraudulent activities.

At Superior, ethical behavior is inseparable from integrity and good judgment. While ethical behavior requires full compliance with all laws and regulations, compliance with the law is the minimum standard. We believe that pressure or demands due to business conditions are never an excuse for operating outside of the law or behaving inconsistently with our Code of Conduct. It is each employee’s responsibility to preserve Superior’s integrity and all wrongdoing is expected to be reported. Retaliation is not tolerated against an employee that in good faith raises questions. Developing a culture of honesty and integrity with the ability to freely report any wrongdoing is central to promoting corporate responsibility.

We treat our employees with fairness, dignity and respect and do not tolerate any form of discrimination.

Superior attracts employees with a wide variety of backgrounds, skills and cultures. Combining a wealth of talent and resources creates a diverse and dynamic work environment. Superior is an equal opportunity employer that hires, places, promotes and makes other employment status changes without regard to race, age, gender, sexual orientation, national origin, religion, disability or veteran status. We are committed to selecting and employing the best and most qualified person available for each job opening without unlawful discrimination of any kind. We also do not tolerate harassment of any kind. Our employees are essential to the growth and success of our Company. As a result, we believe that it is our responsibility to ensure each of our employees is treated fairly and works in a safe environment.

We protect the safety and health of ourselves, our fellow employees and everyone that we work with and stop unsafe actions.

As part of our core values, Superior’s focus on the health and safety of its employees and protection of the environment is more than a priority, it is our greatest responsibility. Our Target Zero approach shows our unwavering commitment to working safely, living safely and protecting the environment. Superior’s integrated approach mandates satisfying Global HSEQ Expectations and implements HSEQ Management Systems appropriate for each business unit’s operation. We empower our employees with Stop Work Authority and are continually working towards improving our safety and environmental performance. As part of our commitment to the health and safety of our employees and protection of the environment, we review safety score cards based on Target Zero performance metrics which may directly affect our executive management’s compensation. Our responsibility and commitment to health and safety of our employees and the environment are highlighted during HSEQ updates and reports of the performance metrics at each Board meeting. For additional information regarding Superior’s HSEQ Policy Statement, visit https://superiorenergy.com/about/hseq/.

viii	2018 SPN Proxy Statement

CORPORATE RESPONSIBILITY

We deal fairly with customers, suppliers and other business relationships and always act in the best interests of the Company.

We are fair and honest with our customers, suppliers, business partners and others. We believe this responsibility is vital to the success of our business. As part of this responsibility, we believe it is important to manage any conflicts that may compete with the best interest of our Company. We ensure that our employees understand and comply with our gifts and entertainment policy to preserve objective business decisions. We also work with our customers and suppliers to protect our confidential information and intellectual property to maintain the competitive advantage of our business.

We conduct ourselves as good citizens in the communities where we operate and we respect the environment.

We strive to be a good corporate citizen in the communities where we live and operate. We are committed to working with our customers, business partners and suppliers to strengthen environmental stewardship and responsibility and implement industry practices to minimize environmental impact whenever practical. Our corporate responsibility also extends to observing laws that pertain to freedom of association, privacy, recognition of the right to engage in collective bargaining, the prohibition of forced, compulsory and child labor. In terms of political contributions, it is our policy not to use Company funds to contribute to political organizations or candidates without the prior approval of our CEO. In 2017, we made no political contributions.

2018 SPN Proxy Statement	ix

STOCKHOLDER OUTREACH

To sustain and improve dialogue with our stockholders, our annual engagement cycle consists of a primary stockholder outreach effort in the fourth quarter of each year. Upon receiving feedback, we consider changes, take action and communicate the efforts made in our annual proxy statement. Our outreach is done primarily by holding conference calls with stockholders, but we also provide questionnaires, allowing our stockholders to provide written responses regarding any concerns. In 2017, we invited our top-50 stockholders, owning approximately 97% of our outstanding shares of common stock, to discuss our compensation philosophy, executive compensation and any governance concerns during the annual engagement. The following illustrates our 2017 stockholder outreach efforts:

During the engagement, stockholders owning 40% of our outstanding shares of common stock responded to our outreach efforts. Specifically, no stockholder expressed concerns regarding our executive compensation program. From the feedback we received, we felt our stockholders were pleased with our proactive approach to addressing executive compensation during the downturn and the decision to maintain the 15% base salary reduction for NEOs during 2017, which was previously implemented in 2016. In addition, our stockholders provided feedback identified above and we took action to address the requests.

The feedback we receive from our stockholders is important to us. Stockholders and other interested parties may send communications to stockholderengagement@superiorenergy.com. Through our outreach effort, we are able to hear concerns from our stockholders, respond effectively and communicate with our stockholders. We expect to continue a strong level of engagement to ensure that we understand and remain able to address stockholder concerns.

Engage Stockholders In Q4’2017: We contacted stockholders owning 97% of our outstanding shares Stockholders owning 40% of our outstanding shares responded with positive feedback on executive compensation Engage Stockholders Receive Feedback Receive Feedback In 2017, we received the following requests: Disclose additional information on board skills and experience Provide more environmental, social and governance (ESG) information Consider Change We Considered: A Board Skills Matrix Disclosing more ESG information as rooted in our Code of Conduct Consider Change Take Action Take Action Included a Board Skills Matrix in Proxy Provided additional ESG information under Corporate Responsibility section of proxy

x	2018 SPN Proxy Statement

ELECTION OF DIRECTORS (PROPOSAL 1)

All of our directors are elected annually. On March 28, 2018, the Nominating and Corporate Governance Committee (the Corporate Governance Committee) recommended, and our Board of Directors (the Board) nominated, each of our current directors to serve another one-year term of office.

Information about Director Nominees

The information below provides an overview of each nominated director’s skills and experiences. The skills and experiences of each nominee distinctively qualify the individual to be nominated to serve as a director of the Company.

BOARD MEMBER	CEO/ Business Head	Public Company Board	Industry Knowledge	Strategic Planning/ Risk Management	Financial/ Accounting Literacy	Finance/ Capital Allocation	Legal/ Regulatory Compliance	International	Environmental/ Sustainability	Corporate Governance	Business Ethics

Harold J. Bouillion	✓			✓	✓	✓				✓	✓

David D. Dunlap	✓	✓	✓	✓	✓	✓		✓			✓

James M. Funk		✓	✓	✓					✓	✓	✓

Terence E. Hall	✓	✓	✓	✓	✓	✓	✓	✓			✓

Peter D. Kinnear	✓	✓	✓	✓	✓	✓		✓		✓	✓

Janiece M. Longoria		✓		✓			✓		✓	✓	✓

Michael M. McShane	✓	✓	✓	✓	✓	✓		✓		✓	✓

W. Matt Ralls	✓	✓	✓	✓	✓	✓		✓		✓	✓

The biographies outline each nominated director’s age, tenure, business experience and director positions with other public companies currently held. Each of the director nominees advised us that he or she will serve on our Board if elected.

Our Board unanimously recommends that stockholders vote FOR each of the eight director nominees named in this proxy statement.

1

ELECTION OF DIRECTORS (PROPOSAL 1)

Harold J. Bouillion Managing Director of Bouillion & Associates, LLC Director since: 2006 Age: 74 Independent Director Superior Committees • Audit (Chair) • Compensation

Executive Experience: Mr. Bouillion has been the Managing Director of Bouillion & Associates, LLC, which provides tax and financial planning services since 2002. From 1966 until 2002, Mr. Bouillion was employed with KPMG LLP (KPMG) where he served as Managing Partner of the New Orleans office from 1991 through 2002. Mr. Bouillion is a certified public accountant.

Skills and Qualifications: Mr. Bouillion’s tax and financial planning expertise and his 36-year career in tax with a leading international accounting firm make him a valuable member of our Board and distinctively qualified to chair the Audit Committee and to serve on our Compensation Committee. In addition, his executive management, strategic planning, risk management and corporate governance experiences add valuable insight to the challenges faced at the board level.

2

ELECTION OF DIRECTORS (PROPOSAL 1)

David D. Dunlap Chief Executive Officer and President of Superior Energy Services, Inc. Director since: 2010 Age: 56 Superior Committees Not Applicable

Executive Experience: Mr. Dunlap has served as our CEO since 2010 and President since 2011. From 2007 until he joined the Company in 2010, Mr. Dunlap served as Executive Vice President — Chief Operating Officer of BJ Services Company (BJ Services), a renowned well services provider. He joined BJ Services in 1984 as a District Engineer. Prior to 1995, he served as Vice President — Sales for the Coastal Division of North America and U.S. Sales and Marketing Manager for BJ Services. Prior to being promoted to Executive Vice President — Chief Operating Officer, Mr. Dunlap held the position of Vice President — International Division from 1995 to 2007. Mr. Dunlap currently serves as director and trustee on the boards of numerous non-profit organizations.

Skills and Qualifications: For more than 30 years, Mr. Dunlap has worked and held leadership positions in the oil and gas industry. Under his direction, BJ Services significantly expanded internationally and successfully transformed into a global leader in multiple well service product lines, demonstrating his exceptional leadership abilities in developing and executing a global business strategy. Mr. Dunlap’s extensive domestic and international industry knowledge, strategic planning, global expansion insight and expertise make him a valuable member of our Board and uniquely position him to assist our Board in the successful implementation of our business strategy.

3

ELECTION OF DIRECTORS (PROPOSAL 1)

James M. Funk

President of J.M. Funk & Associates

Director since: 2005

Age: 68

Lead Director/ Independent Director

Superior Committees

•  Compensation

•  Nominating and Corporate Governance

Other Current Public Boards:

Range Resources Corporation (2008-Present)

Executive Experience: Dr. Funk is currently the President of J.M. Funk & Associates, an oil and gas business consulting firm, and has more than 40 years of experience in the energy industry. Dr. Funk served as Senior Vice President of Equitable Resources (now EQT Corporation) and President of Equitable Production Co. from June 2000 to 2003. He worked for 23 years with Shell Oil Company and its affiliates and is a Certified Petroleum Geologist.

Skills and Qualifications: Dr. Funk’s extensive experience in the energy industry in similar areas as our operations, along with his strong technical expertise, industry knowledge and understanding of environmental and sustainability concerns, give him a unique understanding of our business and the challenges and strategic opportunities we face. His senior executive leadership in the energy industry qualifies him to serve as our Lead Director and provides the Compensation Committee and Nominating and Corporate Governance Committee with substantial personnel management experience. In addition, his extensive public board experience adds valuable perspective and positions him well to address issues faced at the Board level.

ı

4

ELECTION OF DIRECTORS (PROPOSAL 1)

Terrence E. Hall Founder and Chairman of the Board of Superior Energy Services, Inc. Director since: 1995 Age: 72 Superior Committees Not Applicable

Executive Experience: Mr. Hall served as the Chairman of our Board since 1995. Mr. Hall is the founder of the Company and served as CEO of the Company and its predecessors from 1980 until 2010.

Skills and Qualifications: As founder of the Company, Mr. Hall led the Company through tremendous growth through all industry cycles. His detailed knowledge of every aspect of our business, financial expertise and risk management and regulatory experiences are invaluable to the Board when capturing strategic and operational opportunities. Mr. Hall’s industry knowledge and first-hand knowledge of the Company enable him to guide our business strategy and successfully navigate challenges in the oil and gas industry.

5

ELECTION OF DIRECTORS (PROPOSAL 1)

Peter D. Kinnear

Former Chairman, Chief Executive Officer and President of FMC Technologies, LLC

Director since: 2011

Age: 71

Independent Director

Superior Committees:

•  Audit

•  Nominating and Corporate Governance (Chair)

Executive Experience: Mr. Kinnear held numerous management, operations and marketing roles with FMC Technologies, Inc. (FTI) and FMC Corporation from 1971 until his retirement in 2011. Mr. Kinnear served as FTI’s Chief Executive Officer from 2007 to 2011, Chairman of the Board from 2008 to 2011, President from 2006 to 2010 and Chief Operating Officer from 2006 to 2007.

Skills and Qualifications: Mr. Kinnear’s experience in numerous roles of management, operations and marketing in the global energy industry brings extensive knowledge and leadership skills to our Board. His management and board experiences give him a thorough understanding of industry regulations, different cultural, political and public policy insight and knowledge of regulatory requirements related to international operations. Mr. Kinnear’s experiences make him highly qualified to serve on the Audit Committee and to act as chair of the Nominating and Corporate Governance Committee.

6

ELECTION OF DIRECTORS (PROPOSAL 1)

Janiece M. Longoria Chairman of Port of Houston Authority Director since: 2015 Age: 65 Independent Director Superior Committees: • Audit • Nominating and Corporate Governance

Executive Experience: Ms. Longoria serves as the Chairman of the Port of Houston Authority. She also currently serves as a Regent for the University of Texas System and on the board of directors of the Texas Medical Center and the Houston Branch of the Federal Reserve. Formerly, Ms. Longoria practiced law as a securities and commercial litigator for over 35 years at the law firm of Ogden, Gibson, Broocks, Longoria & Hall and L.L.P. and previously at Andrews Kurth LLP.

Skills and Qualifications: Ms. Longoria’s legal experience, particularly with securities and regulatory matters, allows her to provide extensive guidance to our Board. She has received numerous honors and recognitions for her community and board service during her career, including the Sandra Day O’Connor Award for Board Excellence, as well as the Female Executive of the Year Award from the Houston Hispanic Chamber of Commerce. As a proponent of environmental and sustainability matters, she provides a unique perspective that enables the Company to achieve its operational goals while being environmentally responsible. Ms. Longoria brings a fresh perspective to our Board based on her diverse business, legal and regulatory experiences, which makes Ms. Longoria highly qualified to serve on our Audit Committee and Nominating and Corporate Governance Committee.

7

ELECTION OF DIRECTORS (PROPOSAL 1)

Michael M. McShane

Advisor to Advent International

Director since: 2012

Age: 63

Independent Director

Superior Committees:

•  Audit

•  Compensation

Other Current Public Boards

•  Enbridge, Inc.(2017-Present)

•  Forum Energy Technologies, Inc. (2010-Present)

•  NCS Multistage Holdings, Inc. (2012-Present, Chairman 2017- Present)

•  Oasis Petroleum, Inc. (2010-Present)

Executive Experience: Mr. McShane serves as an Advisor to Advent International, a global private equity fund. Mr. McShane served as a director and President and Chief Executive Officer of Grant Prideco, Inc. from 2002 until the completion of its merger with National Oilwell Varco, Inc. in 2008, having also served as the chairman of its board from 2003 to 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President — Finance and Chief Financial Officer and a director of BJ Services from 1990 to 2002 and Vice President — Finance from 1987 to 1990 when BJ Services was a division of Baker Hughes Incorporated.

Skills and Qualifications: Mr. McShane’s leadership experience and domestic and international oil and gas industry knowledge provide our Board an excellent perspective as our Company strategically positions itself for growth. His extensive board experience and corporate governance understanding also greatly contribute to the Board’s strategic planning and risk management oversight. Mr. McShane’s strong finance and accounting background and management experience in the relevant industry also make him highly qualified to serve on the Audit Committee and the Compensation Committee.

8

ELECTION OF DIRECTORS (PROPOSAL 1)

W. Matt Ralls

Former Chairman, Chief Executive Officer and President of Rowan Companies, plc

Director since: 2012

Age: 68

Independent Director

Superior Committees:

•  Compensation (Chair)

•  Nominating and
Corporate Governance

Other Current Public Boards:

•  Cabot Oil and Gas Corporation (2011-Present)

•  NCS Multistage Holdings, Inc. (2017-Present)

Executive Experience: Mr. Ralls previously served as Executive Chairman, Chief Executive Officer and President of Rowan Companies plc (Rowan) from 2014 to 2016, the Chief Executive Officer from 2009 until 2014, and President from 2009 to 2013. Mr. Ralls served as Executive Vice President and Chief Operating Officer of GlobalSantaFe Corporation from 2005 until the completion of the merger of GlobalSantaFe with Transocean, Inc. in 2007, prior to which he had served as Senior Vice President and Chief Financial Officer from 2001 to 2005.

Skills and Qualifications: Mr. Ralls’ financial acumen, senior leadership roles and risk management experiences at global drilling companies enable our Board to strategically capture opportunities and adequately manage risks. Our Board benefits from his extensive leadership, financial expertise, broad board experience and industry knowledge, making him highly qualified to chair the Compensation Committee and to serve on the Nominating and Corporate Governance Committee.

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CORPORATE GOVERNANCE

Our Board is responsible for oversight of our management, providing strategic direction and establishing broad corporate policies. In addition, our Board addresses the Company’s organizational needs, strategically manages its growth, navigates competitive challenges, ensures succession and appropriately manages risks.

Board Structure

Our Board is composed of eight board members and is led by an independent director. Mr. Funk currently serves as our Lead Director. A majority of our directors are “independent” within the meaning of the New York Stock Exchange (NYSE) listing standards. Our Board has also affirmatively determined that each member of our standing committees (the Audit Committee, Compensation Committee and Corporate Governance Committee) has no material relationship with the Company and satisfies the independence criteria (including the enhanced criteria applicable to audit and compensation committees) set forth in the NYSE listing standards and SEC rules.

Our Board takes a flexible approach to the issue of whether the offices of Chairman and CEO should be separate or combined, considering the tenure and experience of the CEO and operating environment of the Company, allowing for regular evaluation as to which structure will best serve the Company. Currently, the role of Chairman and CEO is separate. Our Board determined that the separation of the Chairman and CEO roles would maximize management’s efficiency by allowing our CEO to focus on our day-to-day business, while allowing the Chairman to lead our Board in its fundamental role of providing guidance to and oversight of management.

Election of Directors

Our Corporate Governance Principles provide that in a director election where the only director nominees are those nominated by our Board, if a director nominee receives a greater number of withheld votes during an election than “FOR” the director (a “majority of withheld vote”), then the nominee is required to tender his or her resignation after certification of the stockholder vote for consideration by the Corporate

Governance Committee. The Corporate Governance Committee will consider the resignation and recommend to our Board whether to accept it or take other action, including rejecting the tendered resignation and addressing the apparent underlying cause of the majority withheld vote.

In making its recommendation, the Corporate Governance Committee will consider all factors deemed relevant by its members, including without limitation (i) the underlying cause of the majority withheld vote (if it can be determined), (ii) the length of service and qualifications of the director whose resignation has been tendered, (iii) the director’s contributions to the Company, (iv) the current mix of skills and attributes of directors on our Board, (v) whether, by accepting the resignation, the Company will no longer be in compliance with any applicable law, rule, regulation or governing document and (vi) whether or not accepting the resignation is in the best interests of the Company and its stockholders.

Our Board will act on the Corporate Governance Committee’s recommendation at its first regularly scheduled meeting following certification of the stockholder vote, or within 120 days after the certification if a regular board meeting is not scheduled within that time. Our Board will consider the same criteria as the Corporate Governance Committee, as well as any additional information and factors it believes are relevant and will disclose its decision in a report filed with the Securities and Exchange Commission (SEC).

Our Board annually elects a non-management Lead Director who has been recommended by the Corporate Governance Committee. The Lead Director:

✓	Communicates any issues raised by the non-management directors to the CEO and Chairman;

✓	Confers with the CEO and Chairman at intervals between Board meetings; and

✓	Assists in planning for Board and Board committee meetings.

Our Board believes that the foregoing leadership structure and polices strengthen board leadership,

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CORPORATE GOVERNANCE

foster cohesive decision-making at the board level, solidify director collegiality, improve problem solving and enhance strategy formulation and implementation.

Meeting Attendance

Our Board has adopted a policy that recommends that all directors personally attend each annual meeting of stockholders. All of our directors attended our 2017 annual meeting of stockholders.

In 2017, each of our directors attended 100% of our Board meetings and 100% of the meetings of any committees of which the director was a member.

Board Committees and Risk Oversight

We do not view risk in isolation, but consider risk as part of our regular evaluation of business strategy and business decisions. Assessing and managing risk is the responsibility of the Company’s management, which establishes and maintains risk management processes, including action plans and controls, to balance risk mitigation and opportunities to create stockholder value. It is management’s responsibility to anticipate, identify and communicate risks to the Board and its committees. The Board oversees and reviews certain aspects of the Company’s risk management efforts, either directly or through its committees.

While the Board has primary responsibility for oversight of the Company’s risk management, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight. Our Board’s three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance Committee serve as pillars to the Board’s oversight. The Audit Committee maintains responsibility related to our financial reporting, audit process and internal control over financial reporting and disclosure controls and procedures. The Compensation Committee endeavors to develop a program of incentives that encourages an appropriate level of risk-taking behavior consistent with our long-term business strategy and also reviews the leadership development of our employees. The Corporate Governance Committee conducts assessments of nominees to our Board and is charged with developing and recommending to our Board any policies, corporate governance principles and the structure, leadership and membership of our Board committees, including those policies and principles related to, affecting or concerning risk oversight of our Board and its committees. These committees regularly report back to the full Board the risk management controls implemented by the management team in their areas of oversight and liaise regularly with the Chairman and Lead Director. In addition, our management identifies, assesses and manages the Company’s risk through an Enterprise Risk Management Program (ERM Program). The ERM Program annually identifies the key risks facing the Company, implements policies, processes and controls to manage the risks and monitors and audits the initiatives. Our management meets regularly to discuss our business strategies, challenges, identified risks and opportunities and management reviews those items with our Board at each regularly scheduled meeting.

11

CORPORATE GOVERNANCE

The following depicts our Board’s oversight, the areas of responsibilities of each committee and our leadership team’s role in communicating and managing the risks:

12

CORPORATE GOVERNANCE

The current members and primary functions of each board committee are described below:

Director	Audit*	Compensation	Nominating and Corporate Governance
Harold J. Bouillion	CHAIR	✓
James M. Funk		✓	✓
Peter D. Kinnear	✓		CHAIR
Janiece M. Longoria	✓		✓
Michael M. McShane	✓	✓
W. Matt Ralls		CHAIR	✓

*	Messrs. Bouillion, Kinnear and McShane are each an “audit committee financial expert” as defined by the SEC.

Each of our Board’s standing committees has adopted a written charter that has been approved by our Board. Copies of these charters, as well as copies of our Corporate Governance Principles, are available in the Corporate Governance section of our website at www.superiorenergy.com and are available in print upon request to our Secretary at Superior Energy Services, Inc., 1001 Louisiana Street, Suite 2900, Houston, Texas 77002.

Compensation Committee

Since May 2007, the Compensation Committee has engaged Pearl Meyer & Partners (Pearl Meyer), an independent compensation consultant, to advise the Compensation Committee on matters relating to executive compensation and assist it in maintaining and administering our executive compensation programs. The Compensation Committee annually requests Pearl Meyer to conduct an executive compensation review to evaluate the compensation of our senior executives relative to an industry peer group selected by the Compensation Committee with input from the compensation consultant and management and published market survey data. See “Executive Compensation—Compensation Discussion and Analysis—How We Make Compensation Decisions—Compensation Consultant’s Role” herein for more information.

Our stock incentive plan permits the Compensation Committee to delegate to appropriate personnel its authority to make awards to employees other than officers and directors subject to Section 16 of the Securities Exchange Act of 1934 (Exchange Act). The Compensation Committee has delegated authority to our CEO to make or alter awards under our long-term incentive plan to participants (other than himself), subject to the following conditions:

•	the CEO may grant awards relating to no more than 100,000 shares of our common stock in any fiscal year and awards relating to no more than 20,000 shares to any one participant;

•	the CEO may grant no more than 30,000 performance share units (PSUs) in any fiscal year and no more than 5,000 PSUs to any one participant;

•	the CEO may cancel, modify, or waive rights under awards related to no more than 20,000 shares and 5,000 PSUs held by a participant;

•	the CEO must approve the grant in writing during an open window period, with the grant date being the date of the written approval or a future date; and

•	the CEO must report the grants, cancellations or alterations to the Compensation Committee at its next meeting.

Director Nominee Qualifications

The Corporate Governance Committee is responsible for reviewing with our Board, on an annual basis, the appropriate skills and characteristics required of directors in accordance with our Corporate Governance Principles and evaluating whether the current members of our Board as a group possess those skills and characteristics. Our Corporate Governance Principles provide that our Board will nominate director candidates who represent a mix of backgrounds and experiences that enhance the quality of our Board’s deliberations and decisions. Our

13

CORPORATE GOVERNANCE

Board believes that a diverse membership with varying perspectives and breadth of experience is an important attribute of a well-functioning board. As a result, our Board will seek diversity of background, experience, gender, race and skills among its members.

When seeking new candidates for director, the Corporate Governance Committee will identify potential director nominees through business and other contacts. The Corporate Governance Committee will also consider new candidates for director recommended by stockholders in accordance with the procedures described in our Bylaws and may also choose to retain a professional search firm to identify potential director nominees.

In recent years, we have not paid any fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees for election at the annual meeting.

When the Corporate Governance Committee selects candidates, it is looking for director nominees:

✓	with a mix of backgrounds and experiences to bring diversity and desired skills to our Board;

✓	having substantial experience with one or more publicly-traded domestic or multinational companies;

✓	having achieved high distinction or success in their respective fields;

✓

displaying the personal attributes necessary to be an effective director, including having unquestioned integrity, sound judgment, independence in fact and mindset and the ability to operate collaboratively; and

✓	commitment to the Company and its stockholders.

Our Board is particularly interested in maintaining a mix that includes, but is not necessarily limited to, active or retired chief executive officers and senior executives, particularly those with significant management experience in operations, international business, finance, accounting, law or significant targeted expansion areas for the Company. The committee evaluates a potential director nominee by considering whether the potential candidate meets the expectations described above, as well as considering the following factors:

✓	expertise that is relevant to our business and/or industry, including any specialized business or legal experience, technical expertise, or other specialized skills and whether the potential director nominee has knowledge regarding issues affecting us;

✓	independence and the ability and willingness of the director nominee to represent the interests of all of our stockholders without conflict of interests; and

✓	willingness of the director nominee to devote sufficient time to Board activities and to enhance his or her understanding of our business.

Nominations of a director by the stockholders using the process set forth in our Bylaws are evaluated the same way by the Corporate Governance Committee. See “2019 Stockholder Nominations and Proposals” for information on a stockholder proposing a candidate for consideration for nomination as a director, in accordance with our Bylaws and Corporate Governance Principles. We did not receive notice of director nominations from any stockholder for our annual meeting.

When reviewing an incumbent director for potential re-election, the Corporate Governance Committee considers the incumbent director’s role during his or her term, including the number of meetings attended, level of participation and overall contribution to our Board. As provided in our Corporate Governance Principles, a director is expected to retire at the annual meeting following his or her 75th birthday, unless asked by our Board to continue to serve.

Role of our Board in Stockholder Outreach

As discussed more fully in the “Stockholder Outreach” section above, our Board believes in the importance of the Company engaging with our stockholders to gain feedback regarding our compensation and governance practices, to answer questions about the Company and to respond as appropriate to stockholder concerns. Our Board receives regular reports from our engagement team, summarizing the responses and viewpoints of our stockholders. Further, while senior management routinely engage with stockholders, the Board reviews and considers the degree of engagement and stockholder requests in order to determine whether direct Board member participation would be appropriate and beneficial. To that end, the Chair of our Compensation Committee has participated directly in discussions with certain of our largest stockholders to ensure a direct line of

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CORPORATE GOVERNANCE

communication. Our Board appreciates the time taken and responses provided by our stockholders and looks forward to continuing the outreach going forward.

Role of our Board in Succession Planning

Succession planning is a critical board function. Long-term succession planning involves assessing the Company’s business goals, determining the skills and experience necessary for future executives to help the Company achieve those goals and an open dialogue between the Board and management to assess talent and prepare for transition. Reviewing the Company’s leadership development and “bench strength” is a key component of analyzing internal potential for future executives. To that end, our Board is engaged in succession planning and management development activities, seeking input from members of our Board and senior management regarding candidates for potential successors to the CEO and other senior executives.

Director Stock Ownership Guidelines

Within three years of joining the Board, each non-management director is expected to own shares of our common stock equal in value to five times the annual retainer paid to him or her. All of our directors with at least three years of tenure on our Board exceed the required ownership level. See “Ownership of Securities — Management and Director Stock Ownership.”

Communications with our Board

Stockholders and other interested parties may communicate directly with one or more members of our Board, or the non-management directors as a group, by sending a letter by mail c/o Secretary, Superior Energy Services, Inc., 1001 Louisiana Street, Suite 2900, Houston, Texas 77002. The Secretary will forward the communication directly to the appropriate director or directors.

Compensation Committee Interlocks and Insider Participation

During 2017, none of Messrs. Bouillion, Funk, McShane or Ralls (Chair), who comprised the Compensation Committee, were officers or employees of the Company or any of our subsidiaries or had any relationships requiring disclosure in this proxy statement under “Certain Transactions,” and none of our executive officers served as a member of the compensation committee of another entity or as a director of another entity whose executive officers served on our Board or the Compensation Committee. No member of the Compensation Committee is a former officer of the Company.

15

DIRECTOR COMPENSATION

In 2017, directors maintained the 15% reduction of the annual retainer paid to non-management directors that was implemented in 2016 to show alignment with management. As a result, during 2017 our non-management directors received:

•	an annual retainer of $85,000;

•	an additional annual fee of $20,000 for the chair of the Audit Committee;

•	an additional annual fee of $15,000 for the chair of the Compensation Committee;

•	an additional annual fee of $10,000 for the chair of the Corporate Governance Committee;

•	an additional annual fee of $25,000 for the Lead Director; and

•	an additional annual fee of $125,000 for the non-executive chairman of the Board.

To better align the non-management directors’ compensation with the financial interests of our stockholders, an average of 64% of their compensation is paid in the form of restricted stock units (RSUs) with a grant date fair value of approximately $200,000. The RSUs are granted on the day following each annual meeting of our stockholders, with the number of RSUs granted determined by dividing $200,000 by the closing price of our common stock on the day of the annual meeting and rounding up to the next whole RSU. In addition, if the director’s initial election or appointment does not occur at an annual meeting, then he or she will receive a pro rata number of RSUs based on the number of full calendar months between the date of election or appointment and the first anniversary of the previous annual meeting.

The RSUs vest and pay out in shares of our common stock on the date of the next year’s annual meeting, subject to the applicable director’s continued service through the date and further subject to each director’s ability to elect to defer receipt of the shares of our common stock under our Directors Deferred Compensation Plan.

Under our Directors Deferred Compensation Plan, non-management directors may elect to defer compensation received from the Company for service on our Board. Deferred cash compensation will earn a rate of return based on hypothetical investments in certain mutual funds from which the director may select, or may be converted to deferred RSUs. Any deferred RSUs will be paid out in shares of our common stock and will be credited with dividend equivalents for any dividends paid on our common stock. Director participants may elect the timing of the distributions of their deferred compensation, which may be made in a lump sum payment or installments, provided that all payments are made no later than 10 years following the director’s termination of service on our Board.

In 2017, our Board maintained the 15% reduction of their annual retainers to show alignment with management.

16

DIRECTOR COMPENSATION

The table below summarizes the compensation of our non-management directors for 2017. As CEO and President, Mr. Dunlap does not receive any additional compensation for his service as a director. His compensation as an executive is reflected in the “2017 Executive Compensation — 2017 Summary Compensation Table.” All non-management directors are reimbursed for reasonable expenses incurred in attending Board and committee meetings.

2017 Director Compensation

Name	Fees Earned Or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total

Harold J. Bouillion	$105,000	$200,012	$0	$305,012

James M. Funk	$110,000	$200,012	$0	$310,012

Terence E. Hall	$273,750	$200,012	$0	$473,762

Peter D. Kinnear	$95,000	$200,012	$0	$295,012

Janiece M. Longoria	$85,000	$200,012	$0	$285,012

Michael M. McShane	$85,000	$200,012	$0	$285,012

W. Matt Ralls	$92,500	$200,012	$0	$292,512

(1)

Amounts shown reflect fees earned by the directors as retainers or fees for their service on our Board during 2017. Mr. Hall received catch up payments for missed cash payments as non-executive Chairman of the Board in 2016 in the amount of $63,750. Mr. Ralls Q1 2017 payment was reduced by $7,500 to offset an overpayment in 2016.

(2)

Amounts reflect the aggregate grant date fair value of the RSU awards calculated in accordance with FASB ASC Topic 718 at the closing sales price of our common stock on the date of grant. On May 24, 2017, each non-employee director received an award of 16,489 RSUs, with a grant date fair value of $12.13 per unit. The aggregate RSUs held by our directors as of December 31, 2017 were as follows: Mr. Bouillion — 54,022 RSUs; Mr. Funk — 85,497 RSUs; Mr. Hall — 31,252 RSUs; Mr. Kinnear — 28,079 RSUs; Ms. Longoria — 28,920 RSUs; Mr. McShane — 26,926 RSUs; and Mr. Ralls — 47,872 RSUs and 13,683 deferred stock units (DSUs).

17

OWNERSHIP OF SECURITIES

Principal Stockholders

The following table shows the number of shares of our common stock beneficially owned by holders as of March 15, 2018, known by us to beneficially own more than 5% of the outstanding shares of our common stock. The information in the table is based on our review of filings with the SEC.

Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Class(1)
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	17,564,199(2)	11.50%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	13,422,493(3)	8.76%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, Texas 78746	8,167,398(4)	5.34%
Van Eck Associates Corporation 666 Third Avenue, 9th Floor New York, New York 10017	7,766,946(5)	5.06%

(1)	Based on 154,237,262 shares of our common stock outstanding as of March 15, 2018.

(2)

In the Schedule 13G filed on January 19, 2018, BlackRock, Inc. reported that it has the sole power to dispose or direct the disposition of all the shares reported and the sole power to vote or direct the vote of 17,188,759 shares.

(3)

In the Schedule 13G filed on February 9, 2018, The Vanguard Group reported that it has (i) the sole power to dispose or direct the disposition of 13,251,026 shares, (ii) the shared power to dispose or direct the disposition of 171,467 shares, (iii) the sole power to vote or direct the vote of 165,666 shares and (iv) the shared power to vote or direct the vote of 18,001 shares.

(4)

In the Schedule 13G filed on February 9, 2018, Dimensional Fund Advisors LP reported that it has the sole power to dispose or direct the disposition of all the shares reported and the sole power to vote or direct the vote of 7,836,261 shares.

(5)

In the Schedule 13G filed on February 13, 2018, Van Eck Associates Corporation reported that it has the sole power to dispose or direct the disposition of all the shares reported and the sole power to vote or direct the vote of all of the shares.

18

OWNERSHIP OF SECURITIES

Management and Director Stock Ownership

The following table shows the number of shares of our common stock beneficially owned as of March 15, 2018, by (i) our current non-management directors, (ii) our NEOs, and (iii) all of our current directors and executive officers as a group. The information in the table is based on our review of filings with the SEC. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(3)

NON-MANAGEMENT DIRECTORS:(2)

Harold J. Bouillion	98,155	*

James M. Funk	97,458	*

Terence E. Hall	1,018,650	*

Peter D. Kinnear	92,686	*

Janiece M. Longoria	39,108	*

Michael M. McShane	101,701	*

W. Matt Ralls	117,932	*

NAMED EXECUTIVE OFFICERS

David D. Dunlap	2,159,709	1.40

Robert S. Taylor	775,053	*

Brian K. Moore	772,565	*

A. Patrick Bernard	525,088	*

William B. Masters	487,083	*

All directors and executive officers as a group (13 persons)(4)	5,882,227	3.81%

*	Less than 1%.

(1)

Includes the number of shares subject to options that are exercisable within 60 days, as follows: Mr. Hall (704,653); Mr. Dunlap (1,529,295); Mr. Taylor (557,254); Mr. Moore (444,491); Mr. Bernard (389,772); Mr. Masters (350,551); and all directors and executive officers as a group (3,627,005), excluding Mr. Taylor who retired on March 1, 2018.

(2)

Includes the number of shares the non-management director will receive upon vesting of RSUs or the payout of deferred RSUs, as noted, within 60 days, as follows: Mr. Bouillon (54,022); Mr. Funk (52,500, plus 32,997 deferred RSUs); Mr. Hall (31,252); Mr. Kinnear (28,079); Ms. Longoria (16,489, plus 12,431 deferred RSUs); Mr. McShane (26,926); and Mr. Ralls (26,926, plus 20,946 deferred RSUs). Each RSU granted to directors prior to 2013 vested immediately upon grant, but the shares of Company common stock payable upon vesting will not be delivered to the director until he ceases to serve on our Board. Beginning with the 2013 grants, the RSUs vest and pay out in shares of our common stock the year following the grant, subject to each director’s ability to elect to defer receipt of the shares.

(3)	Based on 154,237,262 shares of our common stock outstanding as of March 15, 2018.

(4)

One executive officer had previously pledged 7,778 shares to secure a personal line of credit. This pledge was in place prior to the adoption of our anti-pledging policy in 2013. Given that the table above takes into account stock beneficially owned as of March 15, 2018, the total excludes shares of Mr. Taylor, who retired on March 1, 2018, but includes ownership of the newly elected Chief Financial Officer and Treasurer and Chief Accounting Officer.

19

OWNERSHIP OF SECURITIES

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers to file with the SEC reports of ownership and changes in ownership of our equity securities. Based solely upon our review of the Forms 3 and 4 filed during 2017 and written representations from our directors and executive officers, we believe that all required reports were timely filed during 2017.

20

NON-BINDING ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICERS’ 2017 COMPENSATION (PROPOSAL 2)

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an advisory, non-binding vote to approve, or not approve, on a non-binding advisory basis, the compensation paid to our NEOs and disclosed in the proxy statement for 2017. Although the vote is non-binding, our Board of Directors and Compensation Committee value the opinion of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our NEOs.

The core of our executive compensation philosophy and practice continues to align real pay delivery with both performance and long-term stockholder returns. We believe our executive compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we urge you to read the Compensation Discussion and Analysis, the compensation tables and the narrative discussion set forth on pages 27 to 60 for additional details of our executive compensation program.

The Compensation Committee designs, implements and administers our executive compensation program. Our program is heavily performance-based, linking executive pay, Company performance and results for our stockholders. For our CEO, approximately 88% of his target direct compensation consists of annual and long term incentives that are heavily weighted towards variability depending upon our performance and long-term stockholder returns.

At last year’s annual meeting, we provided our stockholders with the opportunity to cast a non-binding advisory vote regarding the 2016 compensation of our NEOs. Showing strong support for our efforts to align compensation with results and stockholder returns, our stockholders approved the 2017 say-on-pay proposal by an affirmative vote of 97.6% of the holders of shares of common stock present and entitled to vote on the proposal.

We are again asking our stockholders to vote on the following resolution:

RESOLVED, that the stockholders hereby approve, on a non-binding advisory basis, the compensation paid to the Company’s NEOs for 2017 as disclosed in this proxy statement, including in the Compensation Disclosure and Analysis, compensation tables and narrative disclosures.

We invite stockholders who wish to communicate with our Board on executive compensation matters or any other matter to contact us as provided under “Corporate Governance — Communications with our Board.” Additionally, the Company engages our larger stockholders at least annually to discuss both compensation and governance matters as discussed more fully in the “Stockholder Outreach” section of this proxy.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal.

The Board has previously determined to hold say-on-pay advisory votes on an annual basis. Accordingly, unless the Board modifies its policy on the frequency of future say-on-pay advisory votes, we will hold our next “say-on-pay” vote at our 2019 annual meeting of stockholders.

Our Board unanimously recommends a vote FOR Proposal 2.

21

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 3)

The Audit Committee has selected KPMG as our independent registered public accounting firm (independent auditor) for the fiscal year ending December 31, 2018, which, as a matter of good corporate practice, we submit to our stockholders for ratification. If the selection is not ratified by our stockholders, the Audit Committee will consider whether it is appropriate to select another independent auditor. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the year if it determines that a change would be in the best interests of the Company and our stockholders.

KPMG has audited the Company’s financial statements since 1995. The Audit Committee took a number of factors into consideration in determining whether to reappoint KPMG as the Company’s independent auditor, including KPMG’s historical and recent performance of the Company’s audit, KPMG’s capabilities and expertise, its tenure as the Company’s independent auditor and its familiarity with our business and operations, the appropriateness of its professional fees and its independence.

Representatives of KPMG are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from our stockholders.

Vote Required

The ratification of the appointment of KPMG as our independent auditor for 2018 requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote on the proposal.

The Audit Committee and our Board unanimously recommend a vote FOR Proposal 3.

22

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 3)

Fees Paid to Independent Registered Public Accounting Firm

The following is a summary and description of fees billed to the Company for professional services rendered by KPMG in 2017, 2016 and 2015.

Fiscal Year Ended December 31
	2017	2016	2015
Audit Fees(1)	$3,201,583	$3,103,882	$3,146,945
Audit-Related Fees(2)	$160,000	—	—
Tax and Statutory Reporting Fees(3)	$170,735	$228,616	$166,892
All Other Fees	—	—	—

(1)

Audit fees were for the audit of the annual consolidated financial statements and review of the quarterly consolidated financial statements, for the audit of internal control over financial reporting and for services normally provided by KPMG in connection with statutory audits and review of documents filed with the SEC.

(2)	Audit fees for professional services related to SEC filings for debt offerings and S-4 Registration Statement.
(3)	Reflects fees for professional services rendered for tax compliance, tax advice, tax planning, statutory reporting and other international, federal and state projects.

Pre-Approval Process

The Audit Committee must pre-approve all audit and permissible non-audit services provided by the independent auditor and follows established approval procedures to ensure that the independent auditor’s independence will not be impaired. Regarding services requiring specific pre-approval, the Company’s Chief Financial Officer submits requests along with a joint statement from the independent auditor as to whether, in their view, the request for services is consistent with the SEC’s rules on auditor independence.

The Audit Committee delegated pre-approval authority for routine audit, audit-related and tax services specifically listed in the pre-approval policy to its chair for any individual service estimated to involve a fee of less than $75,000 and the chair reports any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management its responsibility to pre-approve services to be performed by the Company’s independent auditor.

All audit and tax fees described above were approved by the Audit Committee before services were rendered.

23

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, the independent auditor’s qualifications, independence and performance, the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. The Audit Committee is comprised of four non-employee directors, each of whom meet the independence and financial literacy requirements under the SEC rules and NYSE listing standards, including the heightened NYSE independence requirements for audit committee members and three of whom qualify as an “audit committee financial expert” as defined by the SEC.

The Audit Committee operates under a written charter adopted by the Board that complies with all current regulatory requirements. The charter is reviewed at least annually. A copy of the charter can be found on the Company’s website at www.superiorenergy.com/about/corporate-governance/.

Management is responsible for preparing and presenting the Company’s financial statements and for maintaining appropriate accounting and financial reporting policies and practices, as well as internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. KPMG, our independent auditor, is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting. The members of the Audit Committee rely, without independent verification, on the information provided and representations made to them by management and KPMG.

In performing its oversight function, over the course of the year the Audit Committee, among other matters:

•

reviewed and discussed with management, the Company’s internal auditor and KPMG the Company’s quarterly and annual earnings press releases, consolidated financial statements, Form 10-Q’s and Form 10-K’s filed with the SEC, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•

reviewed and discussed with management, the Company’s internal auditor and KPMG the Company’s audited financial statements, including the Form 10-K’s and related footnotes for the year ended December 31, 2017 and disclosures under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•

reviewed and discussed with management, the Company’s internal auditor and KPMG management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and KPMG’s evaluation of the Company’s internal controls over financial reporting;

•	inquired about significant business and financial reporting risks, reviewed the Company’s risk management process and assessed the steps management is taking to control these risks;

•

met in quarterly executive sessions the internal auditor and KPMG, including to discuss the results of their examinations, their evaluations of internal controls and the overall quality of the Company’s financial reporting;

•

discussed with KPMG the matters required to be discussed by the independent auditor with the Audit Committee under the Public Company Accounting Oversight Board (PCAOB) applicable auditing standards, including Auditing Standard No. 130, Communications with Audit Committees; and

•

reviewed the policies and procedures for the engagement of KPMG, including the scope of the audit, audit fees, auditor independence matters and the extent to which KPMG may be retained to perform non-audit services.

The Audit Committee leads in the selection of the lead audit engagement partner, working with KPMG with input from management and annually reviews and assesses the performance of the KPMG audit team, including the

24

AUDIT COMMITTEE REPORT

lead audit engagement partner. As part of its auditor engagement process, the Audit Committee also considers whether to rotate the independent registered public accounting firm. Following this assessment and evaluation, the Audit Committee concluded that the selection of KPMG as the independent registered public accounting firm for fiscal year 2018 is in the best interest of the Company and its stockholders.

The Audit Committee also reviewed KPMG’s independence and as part of that review, received and discussed the written disclosures from KPMG required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. Additionally, as further described under “Pre-Approval Process,” the Company maintains an auditor independence policy that requires pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee considers whether KPMG’s provision of these non-audit services to us is consistent with its independence and concluded that it is.

Based on the reviews and discussions described above and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

THE AUDIT COMMITTEE
Harold J Bouillion (Chair)
Peter D Kinnear
Janiece M. Longoria
Michael M McShane

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CERTAIN TRANSACTIONS

Our practice has been that any transaction which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, with respect to a director or executive officer, must be reviewed and approved by our Audit Committee. The Audit Committee reviews and investigates any matters pertaining to the integrity of our executive officers and directors, including conflicts of interest, or adherence to standards of business conduct required by our policies. We are currently not a party to any transactions requiring a disclosure.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

The Compensation Committee (referred to as the Committee in this CD&A) oversees our executive compensation program. This CD&A is intended to provide our stockholders with an understanding of our compensation philosophy and objectives, as well as the analysis that we performed in setting executive compensation for 2017. It discusses our Committee’s determination of how and why, in addition to what, compensation actions were taken during 2017 for our NEOs.

EXECUTIVE SUMMARY

A Note from Our Compensation Committee Chair

“Our operating environment is both highly cyclical and rapidly changing, making long-term forecasting difficult. The severe industry downturn from which we began to emerge in 2017 highlights the challenge we face balancing stockholder returns and executive compensation. Achieving this balance, which is one of our fundamental principles, requires that we continually evaluate pay levels and performance targets to reflect rapidly changing market conditions and outlook. People are the most important asset in our business and we believe they are the primary determinant of our success. A principal objective of our compensation program is to ensure our ability to attract and retain talented people who can steer us through these market cycles, and to align their compensation with both corporate performance and long-term stockholder returns.

We describe below how our compensation program heavily emphasizes variable incentive compensation that is at-risk and performance based. In crafting our 2017 program, we gave careful consideration to setting performance objectives that we thought were rigorous and would achieve balance in focusing management’s attention on both short and long term goals. Our focus in setting short-term goals was on generating cash and managing liquidity. To ensure alignment with our stockholders, the goal of our long-term incentives, which is by far the largest component of our compensation program, continued to be focused on both total stockholder return (TSR) and return on assets (ROA).

On behalf of the Committee, I want to assure our stockholders that we take our responsibilities very seriously. We appreciate your support and are confident that your management team is fully engaged in charting our path forward.”

-Matt Ralls

Chairman

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EXECUTIVE COMPENSATION

Our 2017 Performance

We entered 2017 with a cautious view due to the challenges we’ve faced since the pronounced downturn began in late 2014. As the year progressed, our operating environment began to improve along with the increases in oil prices and domestic rig count. The steps we’ve taken throughout the downturn to reduce our cost structure, preserve liquidity and position ourselves for the upcycle served us well. Against a 73% increase in our domestic land revenues, our overall general and administrative (G&A) expense decreased by an additional $51 million, or 15%, following a 32% reduction in 2016. Since 2014, we’ve reduced our G&A by $328.9 million, or 53%. We also improved our worldwide days sales outstanding (DSO) to 72 days from 74 days in 2016, increased days payable outstanding (DPO) to 57 days from 50 in 2016 and preserved $172 million in cash on hand at year-end. Most importantly, we were able to preserve this cash level while increasing our capital expenditures by 105% to $165 million.

Our operating results improved throughout 2017, resulting in an approximate 350% increase in our earnings before interest, taxes, depreciation and amortization (EBITDA) to $179.9 million from $40.1 million in 2016. Our EBITDA increased significantly each quarter with approximately 75% of our 2017 EBITDA generated during the second half of the year.

Throughout 2017, we were keenly focused on improving our working capital position to support our increasing operational tempo and managing our balance sheet to maximize our liquidity and financial flexibility. We extended the maturity of our revolving credit facility to 2022 with a $300 million, asset-based revolving credit facility. We also refinanced our debt maturing in 2019 by issuing $500 million of 7  3⁄4% senior notes due 2024. As a result, we entered 2018 with no debt maturities until 2021.

Looking ahead, we remain optimistic that industry conditions will continue to improve in 2018. We know that the past few years have been challenging for our stockholders as we’ve worked our way through what may be the worst cyclical downturn our industry has ever experienced. The leaders of our businesses have proven incredibly adept at adapting, growing and changing throughout the downturn. We feel confident the steps we’ve taken have positioned us for growth as we pursue long-term stockholder value creation.

In 2017, we maintained the 15% reduction in our NEOs’ base salaries implemented in 2016, which also impacted their potential payouts under our annual and long-term incentives, in order to emphasize our commitment to closely manage our G&A expense.

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EXECUTIVE COMPENSATION

Summary of 2017 Incentives and Payouts

Our 2017 performance resulted in increased payouts under our annual incentive plan compared to 2016 while our performance share unit payouts decreased due to our relative TSR and ROA performance levels. We describe below the components and results of our 2017 incentive program.

Incentive Program Element	Performance Category	Performance Metric	Company Performance v. Target	Resulting Compensation	Overall Payout Value
Annual Incentive Plan (AIP)	Financial	EBITDA (75% of Award)	Above Target	98-112% of Target	98-112% of Target
	Operational	Key Operational Objectives (25% of Award)	Above Target	98-112% of Target
Long-Term Incentive (LTI) Program - Performance Share Units (PSUs): 2015-2017 Cycle	Financial	ROA Percentile Rank (50% of Award)	38%the Percentile	38% of Target	79% of Target
	Stock Price	TSR Percentile Rank (50% of Award)	41%Percentile	41% of Target

Our goal for the 2017 incentive program was to focus our management team on generating EBITDA and managing our balance sheet to maximize our liquidity and financial flexibility in the event our operating environment actually did improve. To this end, the Committee established the target payout at what we thought was a rigorous, stretch level of approximately 220% of our budget and the maximum payout at a likely unattainable level of 590% of budget, which was 270% of target. As shown above, our NEOs earned an AIP payout of 112% of target. In order to reinforce our commitment to providing a safe work environment for our employees, we used our negative discretion to reduce our CEO’s and one NEO’s actual AIP payouts by 15% due to two fatality incidents in one of our business units. The below target payout for the PSUs for the 2015-2017 performance period was appropriate and aligned with our relative performance compared to our peer group for both the TSR and ROA performance metrics.

Real Pay Delivery Aligned With Performance

In making our executive compensation decisions, we focus on total direct compensation and evaluate target compensation against the “real” pay ultimately received by the executives. Real pay includes salary, payouts from the AIP, PSUs and vested RSUs.

Our overriding goal has been to align our NEOs’ real pay with our performance through industry cycles. As a result, the ultimate value of our PSU and equity grants, which comprised 73.2% of our CEO’s 2017 target compensation and 64.4% for our other NEOs’ 2017 target compensation, are primarily based on our stock price and operating performance.

We believe that our overall pay delivery and performance were aligned in 2017 given that our CEO:

•	Continued to receive his salary reflecting the 15% reduction implemented in 2016, which similarly reduced both his AIP and LTI opportunities;

•	Earned an AIP payout since the Company generated EBITDA that was more than 260% of our budget when we established our AIP payout levels, and which was reduced to reinforce our safety commitment; and

•	Earned an appropriate PSU payout based on how our 2015-2017 TSR and ROA compared to our performance peer group.

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EXECUTIVE COMPENSATION

Our CEO’s 2017 real pay was 68.6% of his 2017 target compensation opportunity. Our other NEOs’ average real pay was 72.8% of their 2017 target direct compensation opportunity. There was a similar result in 2016 when the corresponding amounts were 75% of target for our CEO and an average of 74.2% of target for our other NEOs. The graph below illustrates the relationship between our NEOs’ 2017 target compensation opportunity and real pay in 2017 and 2016.

Compensation Best Practices

We strive to align executive compensation with stockholder interests, and to incorporate strong governance standards within our compensation program, such as:

➢   75% of Long-Term Incentives are Performance-Based – During 2017, we continued our emphasis on performance based compensation with 75% of the grant date value of our long-term incentives being performance based.

➢   Annual Incentives Based on Performance – Our AIP awards are based on Company financial and key operational performance measures.

➢   Balanced Mix of Performance-Based Compensation – We have a balanced compensation program that includes a mix of short- and long-term incentives with performance measures designed to motivate our executives to improve both our financial and stock-price performance and maintain alignment with both short and long-term objectives.

➢   Anti-Hedging and Anti-Pledging Policies – We prohibit our executives and directors from hedging and pledging Company securities.

➢   Broad-based Long-Term Incentive Program – We grant long-term incentive awards broadly within the Company. In 2017, we granted awards to 405 non-executive management employees in an effort to promote stock ownership and alignment with our stockholders’ interests.

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EXECUTIVE COMPENSATION

➢   “Double Trigger” Payments – Our change of control program for our executives provides for change of control cash severance payments only if a qualifying termination of employment occurs in connection with the change in control.

➢   Clawback Policy – Our AIP and LTI awards are subject to a clawback policy, which applies to all of our executive officers and provides for the forfeiture of these awards or the return of any related gain in the event of a restatement of our financial statements.

➢   No Excise Tax Gross-Ups – We do not provide excise tax gross-ups in any executive employment agreement or severance or change of control program.

➢   Robust Stock Ownership Guidelines for CEO – We require our executive officers and directors to maintain significant levels of ownership in the Company in order to align their interests with our stockholders’ interests. The ownership level for our CEO is six times his base salary.

➢   Holding Requirement on Equity Shares – Our stock ownership guidelines require that our executives maintain ownership of at least 50% of the net after-tax shares of common stock acquired from the Company pursuant to any equity-based awards, unless the executive has met his individual ownership requirement.

➢   Engagement of Independent Compensation Consultant – Our Committee retains an independent compensation consultant who reports directly to the Committee and does not provide any other services to management or the Company.

➢   Review of Tally Sheets – Our Committee annually reviews tally sheets summarizing the compensation of our executive officers.

Results of 2017 Say-on-Pay Vote

At our 2017 Annual Meeting, our stockholders approved our annual say-on-pay proposal by an affirmative vote of the holders of 97.6% of our shares of our common stock present and entitled to vote on the proposal. Our stockholders showed strong support for our efforts to align compensation with performance results during the market downturn. We were also pleased in 2017 to have received positive recommendations from two leading proxy advisory firms that supported our say-on-pay proposal.

In the second half of 2017, through our stockholder outreach program, we sought feedback from our 50 largest stockholders holding approximately 97% of our outstanding shares of common stock on a variety of topics, including our executive compensation program. Our stockholder outreach efforts are discussed in more detail above under “Stockholder Outreach”. Based on the feedback we received, we felt that our stockholders were supportive of both our executive compensation philosophy and related compensation program, and appreciated our continued focus on aligning executive compensation with performance. We have continued our ongoing dialogue with our stockholders, and intend to continue to fully evaluate and be responsive to the feedback we receive.

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EXECUTIVE COMPENSATION

How We View Compensation – Total Target Compensation

Our executive compensation program is highly variable and performance-based, linking executive pay, Company performance and long-term results for stockholders. The primary components of our executive compensation program are base salary, annual and long-term incentives. Consistent with this approach, our program features a minimal level of fixed compensation in the form of base salary for our NEOs, while annual and long-term incentives comprise approximately 88% of our CEO’s target compensation and 80% of our other NEOs. Our program is also heavily weighted towards variability depending on our stock price with 75% of the ultimate value of the long-term incentives (consisting of stock options, RSUs and the TSR element of our PSUs for 2017) depending on our stock price. The following charts illustrate the 2017 target mix of compensation elements for our CEO and other NEOs:

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EXECUTIVE COMPENSATION

Historical Linkage of Pay and Performance

The charts below illustrate the direct link between pay and performance for both our AIP and LTI program over the last four years that have been impacted by the downturn:

We believe that the annual performance based pay delivered to our NEOs through our AIP over the most recent industry cycle illustrates how we set rigorous targets and management objectives in a dynamic and rapidly changing environment. While we delivered a strong financial and operational performance in 2014, the downturn began in the fourth quarter when crude oil prices declined approximately 33% due to oversupply against weakening demand. The direct linkage of pay with performance was evident in 2015 and 2016 when the Company did not generate sufficient EBITDA to achieve a threshold payout under the AIP, but management did meet the quantitative management objectives intended to drive behaviors to preserve liquidity and protect our balance sheet. In 2017, there was strong operational and financial outperformance compared to our budget resulting in achievement of 112% of the 2017 EBITDA target with a similar level of achievement of the operational objectives. The payout for our CEO and one other NEO was reduced by 15% due to the Committee exercising its negative discretion as a result of two fatality incidents in one of our business units.

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EXECUTIVE COMPENSATION

We believe the three year performance period of our PSUs, which is by far the largest component of our executive compensation program, with 50% of the potential payout being driven by each of our TSR and ROIC/ROA return metrics ensures our NEO’s financial interests are firmly aligned with our stockholders. PSU payouts are determined by our three year performance compared to the performance of our peer group companies. We believe the below target PSU payout for the 2015-2017 performance period was appropriate and aligned with our relative performance compared to our peer group for both the TSR and ROA performance metrics.

Target Total Compensation v. Real Pay Analysis

In making our compensation decisions, The Committee focuses on target total compensation of our executives, and evaluates target compensation against the “real” pay ultimately received. By design, our executive compensation program will not deliver target value unless our stock price appreciates on an absolute basis, the Company meets or exceeds median stock price performance of its peers and the Company meets or exceeds important financial and operational objectives.

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EXECUTIVE COMPENSATION

Target Total Compensation:

➢	Includes base salary, target AIP and PSU payouts and the total grant date value of RSUs and stock options, but does not include All Other Compensation from the 2017 Summary Compensation Table.
➢	Target total compensation differs from the compensation reflected in the Summary Compensation Table, which reports actual AIP and PSU payouts and the grant date value of stock options.

Real Pay Delivery:

➢	Reflects the amounts actually received from salary, payouts from the AIP and PSUs and vested RSUs.

The chart below highlights the differences between our CEO’s target compensation opportunity and the real pay actually received through the four-year period impacted by the downturn. Our CEO’s target compensation has decreased each year with his real pay being driven by our performance and stock price.

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EXECUTIVE COMPENSATION

Four-Year Relative Perspective

To demonstrate the alignment of our CEO’s pay with our performance throughout the four-year period impacted by the downturn, the following graph compares our CEO’s real pay as a percentage of target compensation to our TSR performance relative to our compensation peer group over the same period.

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PHILOSOPHY

The Committee is responsible for designing, implementing and administering our executive compensation program. The primary objective of our program is to:

➢	reward performance in order to align our NEO’s compensation with long-term stockholder returns; and

➢	ensure that we can attract and retain talented executives with the skills, educational background, experience and personal qualities needed to successfully manage our business.

In structuring our executive compensation program, the Committee is guided by the following principles:

Principle	Implementation
Compensation should be performance driven and incentive compensation should comprise the largest part of an executive’s compensation package.

➢     The largest portion of our target executive compensation (88% for our CEO and 80% for the other NEOs) is comprised of LTI and AIP awards that are at-risk, performance based with the ultimate value primarily determined by our stock price.

➢     Base salary, the only fixed element of compensation in our executive compensation program, accounts for 12.2% of our CEO’s target compensation and 20.5% of our other NEOs’ target compensation.

Compensation levels should be competitive in order to attract and retain talented executives.

➢     We annually receive extensive input from our independent compensation consultant regarding the competitiveness of our pay strategy relative to the market. We have a well-defined, established process to evaluate the competitiveness of our executive compensation program.

Incentive compensation should balance short and long-term performance, including balancing short-term growth with long-term returns.

➢     Our AIP rewards executives for the achievement of annual goals based on our profitability and achievement of quantitative operational metrics.

➢     Our LTI opportunities will not deliver target compensation unless our stock price appreciates on an absolute basis and will provide significantly more potential value if our TSR and ROA increase as compared to our peers.

➢    In order to encourage our executives to prudently grow our business without sacrificing long-term returns, the performance metrics used for our PSUs are our three-year relative TSR and ROA as compared to our peers.

➢     We evaluate annually with our independent compensation consultant whether the program is balanced in terms of base pay and incentives, both short and long-term.

Compensation programs should provide an element of retention and motivate executives to stay with the Company long-term.

➢     Executives forfeit their opportunity to earn a payout of their PSUs if they voluntarily leave the Company before the three-year performance cycle is complete, except in the case of retirement. Also, the use of time-vested stock options and RSUs provides a strong incentive for executives to stay with the Company.

➢     The retirement benefits provided under our Supplemental Executive Retirement Plan (SERP) increase the longer the executive remains with the Company.

Compensation programs should encourage executives to own Company stock in order to align their interests with our stockholders.

➢     Our stock ownership guidelines require our executive officers to own shares of Company stock equivalent to a stated multiple of the executive’s base salary. The multiple varies depending on the executive’s job title. See “Executive Compensation Policies — Stock Ownership Guidelines and Holding Requirements” for more information.

➢     We grant shares of time-vesting RSUs as one of our long-term incentives, and may also elect to pay up to 50% of the value of our PSUs in common stock.

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EXECUTIVE COMPENSATION

HOW WE MAKE COMPENSATION DECISIONS

Role of Management in Setting Compensation

Our CEO recommends the compensation of our executive officers, other than himself. Each year, the CEO makes recommendations to the Committee regarding salary adjustments, AIP payout multiples and long-term incentive grants to our other executive officers. In formulating his recommendations, the CEO considers various factors, including his subjective analysis of each executive’s performance and contributions to the Company, the performance of business units under his direct supervision (if applicable to the particular officer), experience level, tenure in position, the average base pay level for similar positions and the Company’s overall performance. Although the Committee considers the CEO’s recommendations with respect to other executive officers, the Committee makes all final determinations regarding executive compensation, including determining our CEO’s compensation.

Compensation Consultant’s Role

The Committee has engaged Pearl Meyer & Partners, LLC (Pearl Meyer) as its independent executive compensation consultant since May 2007. Pearl Meyer advises the Committee on executive compensation matters and assists in developing and implementing our executive compensation program. The Committee also discussed this CD&A with Pearl Meyer. As required by SEC and NYSE rules, the Committee has assessed the independence of Pearl Meyer and concluded that Pearl Meyer’s work did not raise any conflicts of interest during 2017. In making this determination, the Committee noted that during fiscal year 2017:

•	Pearl Meyer provided advisory services related solely to executive and director compensation;

•	Fees from the Company represented less than 1% of Pearl Meyer’s total revenue;

•	Pearl Meyer maintains a conflicts policy to prevent a conflict of interest or any other independence issues;
•	None of the team assigned to the Company had any business or personal relationship with members of the Committee outside of the engagement;

•	None of the team assigned to the Company had any business or personal relationship with any Company executive officer outside of the engagement; and

•	None of the team assigned to the Company maintained any individual position in our common stock.

Peer Groups, Annual Benchmarking Process and Survey Data

The Committee evaluates the Company’s executive compensation practices and financial performance by reference to two different peer groups as described below: the Performance Peer Group and the Compensation Peer Group. The Performance Peer Group is comprised of oilfield service companies which were chosen due to similarity of services provided, operating footprint, business focus, capital structure and competitive conditions. The Compensation Peer Group is a narrower group of companies within our Performance Peer Group which would be considered peers for executive talent purposes. This second group is more similar to the Company in terms of size and scope of operations, although, due to the limited number of companies directly similar in size, we include companies that are both somewhat smaller and larger than the Company. Additionally, we have excluded certain Performance Peer Group companies from the Compensation Peer Group because of dissimilarity in pay approach and structures.

The Committee annually reviews the companies comprising each peer group, and revises each group as it deems appropriate after consultation with Pearl Meyer and to reflect peer group companies being acquired as a result of consolidation activity in the industry.

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EXECUTIVE COMPENSATION

Performance Peer Group*
Performance Used to measure our financial performance under our LTI program, in particular the PSUs.	• Basic Energy Services, Inc. • Halliburton Co. • Helix Energy Solutions Group, Inc. • Helmerich & Payne, Inc. • Key Energy Services, Inc. • Nabors Industries Ltd.	• National Oilwell Varco, Inc. • Oceaneering International, Inc. • Oil States International, Inc. • Patterson-UTI Energy, Inc. • RPC, Inc. • Schlumberger Ltd. • Weatherford International plc
*Reference group for the PSUs granted in 2017

Compensation Peer Group
Compensation Used to evaluate and benchmark executive compensation.	• Baker Hughes, a GE Company • Basic Energy Services, Inc. • Ensco plc • Forum Energy Technologies • Halliburton Co. • Helix Energy Solutions Group, Inc. • Helmerich & Payne, Inc.

•  Key Energy Services, Inc.

•  Nabors Industries

•  National Oilwell Varco, Inc.

•  Oceaneering International, Inc.

•  Oil States International, Inc.

•  Patterson-UTI Energy, Inc.

•  RPC, Inc.

•  Weatherford International plc

The Compensation Peer Group set forth above had a trailing twelve month median revenue of $1.9 billion as of December 31, 2017. We also had revenue of $1.9 billion for the same period.

At the Committee’s request, Pearl Meyer conducts an annual executive compensation review to benchmark the Company’s senior executive compensation relative to the Compensation Peer Group with supplemental data from published market surveys. The Committee uses this report to evaluate whether the executive compensation levels, including base salary and actual incentive payouts, are within industry norms and the Company’s stated strategy.

Pearl Meyer supplements data from the Compensation Peer Group with broad-based compensation survey data to develop a comprehensive view of the competitive market data. We believe using survey data is an important element of our compensation evaluation. Compensation survey data includes companies from the broader energy industry that influence the competitive market for executive talent. In addition, the survey data also includes data from companies that are comparable to us in terms of size and scale.

Review of Tally Sheets

We annually review and evaluate an executive tally sheet that contains a listing and quantification (as appropriate) of each component of our executive compensation program for our executive officers, including special executive benefits and perquisites, as well as accumulated values (e.g., stock option holdings) and other contingent compensation such as severance arrangements. We believe that our balance of annual and long-term compensation elements, our mix of long-term incentive vehicles and our stock ownership guidelines result in a compensation program that aligns our executives’ interests with those of our stockholders and does not encourage our management to take unreasonable risks relating to our business. The various components of our executive compensation program are described in detail below.

COMPONENTS OF EXECUTIVE

COMPENSATION

The main components of our executive compensation program are base salary, our AIP and LTI program. Our executives also participate in our SERP. Overall, the primary emphasis of our executive compensation program is to provide variable performance-based compensation that is at-risk, with a focus on our long-term performance. As an executive’s level of responsibility increases, a greater portion of total compensation is at-risk, creating the potential for greater variability in the individual’s compensation from year to year.

As reflected in the charts set forth above, our CEO’s component mix is very heavily weighted towards long-term performance and reflects our view that his role in

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EXECUTIVE COMPENSATION

setting the Company’s strategic direction gives him greater influence on the ultimate performance level achieved. We also believe that our emphasis on variable pay and balancing short and long-term performance, is appropriate for a company competing in a highly competitive and cyclical industry.

Base Salary

The primary role of the base salary element of our executive compensation program is to compensate executives for the experience, education, personal qualities and other qualifications that are key for their specific role within the Company. In establishing the base salaries for our executives, we have historically targeted the median salaries of similarly-situated executives in the Company’s Compensation Peer Group and strive to set base salaries at consistent levels for positions with similar responsibilities.

At the recommendation of our CEO and with the support of the entire executive team, in April 2016 we reduced all of their base salaries by 15%. In 2017, at the recommendation of our CEO, we determined to maintain the NEO’s salaries at the 15% reduced level. Despite receiving advice from Pearl Meyer that we could expect 2018 base salary increases from our peers, at the recommendation of our CEO, we again determined to maintain the 15% reduction for our NEOs for 2018. The 2017 annual base salaries for our NEOs are set forth under “2017 Executive Compensation-2017 Summary Compensation Table.”

Annual Incentive Award

The purpose of the AIP is to reward executives for achievement of annual financial and operational objectives. Although the Committee sets annual incentive target levels that result in median payouts when performance objectives are met, this program provides executives with the opportunity to earn higher payments depending on the extent to which these performance objectives are achieved or exceeded.

AIP Parameters for 2017

In January 2017, the Committee approved the parameters of the 2017 AIP. Under the AIP, our NEOs are    eligible to earn a payout based on a target percentage of their base salary. After maintaining a 37.5% reduced payout levels for each NEO for 2015 and 2016, we determined to restore the potential payout levels to our traditional levels. We believed that, after two years of AIP reductions and our continued 15% NEO base salary reduction, it was important, both for morale and competitive reasons, to reward the significant demonstrable results that would be required to achieve a target level payout. This was the primary driver behind our establishing the target payout level at 220% of our budget. We believed that this rigorous, stretch performance goal would help achieve the balance we seek between shareholder returns and executive compensation.

Our AIP is designed to focus management’s attention on key financial and operational metrics that drive the Company’s performance, which are weighted as follows:

75% of the total payout is based on the achievement of an EBITDA target and 25% of the total payout is based on the Committee’s assessment of the Company’s achievement of key quantitative operational metrics. The overall incentive payout ranges from 0% to 200% of each NEO’s target award opportunity based on these factors, and is subject to being reduced by up to 15% based on the Committee’s evaluation of the Company’s safety performance.

Financial Metric: The Committee again determined to use EBITDA as the primary financial metric for the 2017 AIP. As a financial metric, EBITDA is closely linked to cash flow and encourages management to focus on improving efficiency from existing operations. The financial metric portion of the AIP provides for threshold, target and maximum payout levels, as a percentage of salary, based upon the achievement of 50%, 100% and 200% of the EBITDA target. Based on the business outlook at the time, the Committee set the EBITDA target for the 2017 AIP at $150 million, which we viewed as a rigorous stretch goal since it was approximately 220% of the Company’s budget with the maximum being established at a likely unattainable 590% of the Company’s budget and 270% of the target amount.

Operational Metrics: With respect to operational metrics, the Committee established three key 2017 objectives: closely manage our G&A costs, DSO and DPO. The payout levels with respect to this portion of the AIP is determined based on below target, at target and above target achievements.

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EXECUTIVE COMPENSATION

Safety Component: As in prior years, the Committee could reduce the ultimate payout to each executive by up to 15% based on its assessment of the Company’s performance relative to various safety metrics and a grading system that makes up the executive team safety scorecard. The 2017 safety scorecard contained three results-oriented metrics that measure the number of safety incidents and five leading indicators that were designed to encourage behavior by the Company’s employees in order to decrease the number of safety incidents.

The possible total award payout levels for 2017 for each NEO, stated as a percentage of the officer’s base salary, are set forth in the table below.

Named Executive Officer	Minimum	Target	Maximum
Mr. Dunlap	60%	120%	240%
Mr. Taylor	40%	80%	160%
Mr. Moore	38%	75%	150%
Mr. Bernard	35%	70%	140%
Mr. Masters	35%	70%	140%

Determination of 2017 Results

In February 2018, the Committee reviewed the Company’s financial results for 2017 and evaluated a detailed report regarding management’s efforts and accomplishments with respect to the key operational objectives. As for the financial metric, the Company achieved 112% of the EBITDA target established for 2017. The key operational objectives were deemed critical to generate cash and manage liquidity to support any increase in our operational tempo. Importantly, as a result of the achievement of the operational objectives, we were able to increase capital expenditures by 105% and preserve $172 million in cash on hand at year-end. The Company also deployed cash to reactivate idle equipment so that we could be an early responder in the increased domestic operating tempo we experienced as we progressed through the year.

Due to the Company’s robust EBITDA performance compared to our budget and the level of achievement of the key operational objectives, the Committee determined it was appropriate to approve an overall payout at 112% of target. In the Committee’s assessment of these operational objectives and determining the appropriate payout, we noted the following achievements:

•

Closely Manage G&A:  We targeted keeping adjusted G&A expense below $319 million in 2017. G&A expense actually decreased from $346.7 million in 2016 to $295.5 million in 2017, exceeding the objective by approximately 7%.

•

Closely Manage DSO:  We targeted to end 2017 with a DSO of 72 to 79 days with the low end of the range representing outperformance. We achieved a DSO of 71.9 days, slightly exceeding the low end of the targeted range.

•	Closely Manage DPO: We targeted to end 2017 with a DPO of 45 to 51 days. We achieved a DPO of 57 days, exceeding the high end of the targeted range by approximately 12%.

Goal	% of Award	Target Achieved	Resulting Payout %	Overall Payout
EBITDA Target	75%	112%	98-112%	98-112%
Key Operational Objectives	25%	Above Target	98-112%

The Committee determined to exercise its discretion to reduce the ultimate payouts to our CEO and one NEO by 15% due to two fatality incidents resulting in their AIP payout being 98% of target compared to 112% of target for our other NEOs.

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EXECUTIVE COMPENSATION

Long-Term Incentives

The purpose of our LTI program is to focus executives on long-term Company goals, performance and alignment of their compensation with long-term stockholder returns. Under the 2017 LTI program, the Committee granted 50% of the awards to our executives in the form of PSUs, 25% in RSUs and 25% in stock options.

Consistent with the Company’s compensation philosophy, the Committee believes stock-based incentive awards are one of the best ways to align our executive’s interests with those of our stockholders. In addition, the terms of the PSUs reflect the Committee’s belief that executive compensation should be tied to Company performance. The PSUs provide our executives the opportunity to earn additional compensation based on the Company’s performance.

2017 LTI Program At-A-Glance

Component of LTI Program	Terms	How the Award Furthers our Compensation Principles

RSUs (25% of grant value)	• Paysout in equivalent number of shares of our common stock • Vestsin equal annual installments over three year period, subject to continued service

•  Widely used in the energy industry to strengthen the link between stockholder and employee interests, while motivating executives to remain with the Company.

•  Provides a bridge between the short and long-term interests of stockholders, and reduces the impact of share price volatility over industry cycles.

•  Motivatesexecutives to take measured risks because the incentive value to the executive does not entirely depend on significant price appreciation.

Stock Options (25% of grant value)	• Exerciseprice at fair market value on grant date • Vestsin equal annual installments over three year period, subject to continued service • 10-yearterm

•  Motivatesexecutives to continue to grow the value of the Company’s stock over the long term as the value of the stock option depends entirely on the long-term appreciation of the Company’s stock price.

PSUs (50% of grant value)

•  3-yearperformance period

•  Initialvalue of $100 per unit

•  Payoutrange $0 to $200 per unit based on performance compared to our Performance Peer Group

•  Performancemeasures:

         ○    50%Relative ROA

         ○    50%Relative TSR

•  Payoutin cash, although up to 50% of value may be paid in shares of stock in the Committee’s discretion

•  Performancecriteria link the Company’s long-term performance directly to compensation received by executive officers and other key employees and encourage them to make significant contributions towards increasing ROA and, ultimately, stockholder returns.

•  Useof TSR to better align the interests of our executives with those of our stockholders.

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EXECUTIVE COMPENSATION

2017 LTI Program Awards

After considering Pearl Meyer’s market study and in order to remain competitive with the market median and the competitive market for executive talent, and taking into account Mr. Dunlap’s recommendations for the executives other than himself, the Committee set the target percentages of the NEOs’ 2017 LTI awards (expressed as a percentage of annual salary) based on each officer’s position with the Company, which percentages were consistent with their respective 2016 award levels.

The award mix for NEOs during 2017 was 50% in PSUs, 25% in RSUs and 25% stock options. The following table shows the 2017 target LTI percentages (denominated as a percentage of annual salary) and the approximate total value of the 2017 LTI grants (amounts reflected in Summary Compensation Table for stock options reflect actual grant date fair values). Amounts reflected below for PSUs reflect target level of attainment.

NEO	2017 LTI % of Salary	Total Value Granted as PSUs	Total Value Granted as RSUs	Total Value Granted as Options	Total Value of 2017 LTI Awards
Mr. Dunlap	600%	$2,550,000	$1,275,000	$1,275,000	$5,100,000
Mr. Taylor	360%	$827,424	$413,712	$413,712	$1,654,848
Mr. Moore	300%	$752,887	$376,444	$376,444	$1,505,775
Mr. Bernard	300%	$533,587	$266,794	$266,794	$1,067,175
Mr. Masters	300%	$614,040	$307,020	$307,020	$1,228,080

Structure of PSUs

For the PSUs granted for the 2017-2019 cycle, under both performance criteria, the maximum, target and threshold levels are met when our ROA and TSR are in the 75th percentile, 50th percentile and 25th percentile, respectively, as compared to the ROA and TSR of the Performance Peer Group, as described in the following table:

Performance Level Relative to Performance Peer Group	Percent of Date-of-Grant Value of PSU Received for Relative ROA Level	Percent of Date-of-Grant Value of PSU Received for Relative TSR Level	Total Percent of Date-of-Grant Value of PSU Received
(Below 25th Percentile)	0%	0%	0%
Threshold (25th Percentile)	25%	25%	50%
Target (50th Percentile)	50%	50%	100%
Maximum (75th Percentile or above)	100%	100%	200%

The PSUs have a three year performance period, commencing January 1, 2017 and ending December 31, 2019, and will time-vest on December 31, 2019, subject to continued employment through the vesting date. Actual PSU performance results that fall in-between the “maximum,” “target” and “threshold” levels will be calculated based on a sliding scale. For purpose of determining the Company’s ROA rank in the Performance Peer Group, we generate the results using income from operations data and net operating asset data derived from financial statements as reported by each peer company in their year-end annual report on Form 10-K, uniformly adjusted for any non-operational charges as determined by established, independent third-party financial data providers. All calculations are validated by the Committee’s independent compensation consultant.

Payout of 2015-2017 PSUs

The PSUs granted for the 2015-2017 performance period were paid out in cash to the PSU recipients in April 2018. The Company ranked in the 41st percentile of relative TSR and in the 38th percentile of relative ROA, each achieving a performance level between minimum and maximum and both as compared to its peers, resulting in a payout to the NEOs of $79 per PSU.

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EXECUTIVE COMPENSATION

The PSU payout received by each NEO is reflected in the table below and in the “2017 Summary Compensation Table” under the column “Non-Equity Incentive Plan Compensation.”

Named Executive Officer	Number of Units	Value of PSU Payout
Mr. Dunlap	30,000	$2,370,000
Mr. Taylor	9,734	$768,986
Mr. Moore	8,858	$699,782
Mr. Bernard	6,278	$495,962
Mr. Masters	6,020	$475,580

Perquisites

We seek to maintain a cost conscious culture, and specifically in connection with the benefits and modest perquisites provided to executives. The Company provides each of our executive officers an automobile allowance, including fuel and maintenance costs, and also reimburses them for business travel, as well as for all deductibles, co-pays, and other out of pocket expenses associated with our health insurance program through a program called ArmadaCare, and provides them with other limited perquisites. These perquisites are intended to ensure our executive officers are able to devote their full business time to the affairs of the Company. The attributed costs of the personal benefits described above for the NEOs for 2017 are included in the “2017 Summary Compensation Table.” We believe the provision of these benefits was modest and appropriate in 2017.

Post-Employment Compensation

In addition to the annual compensation received by executive officers during 2017 and benefits under the Company’s 401(k) plan, which we provide to all eligible employees, we also provide post-employment benefits to our executive officers through our SERP, a non-qualified deferred compensation plan and certain severance and change of control benefits pursuant to employment agreements that we have with our executive officers. For more information on these plans, see the sections entitled “Executive Compensation — Retirement Benefit Programs” and “Executive Compensation — Potential Payments upon Termination or Change of Control.” For more information on the contributions, earnings and aggregate account balances for each NEO, see the table entitled “Nonqualified Deferred Compensation and Supplemental Executive Retirement Plan Contribution for 2017.”

As described in more detail under “Executive Compensation — Potential Payments upon Termination or Change of Control,” we entered into employment agreements with all of our executive officers whereby the executives are entitled to severance benefits in the event of an involuntary termination of employment under certain conditions. We have determined that it is appropriate to provide our executives with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. The severance benefits are generally designed to approximate the benefits each would have received had he remained employed by the Company through the remainder of the term covered by his employment agreement.

We believe that the occurrence, or potential occurrence, of a change of control transaction creates uncertainty regarding the continued employment of our executive officers and distracts them from effectively performing their duties. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during an important time when their prospects for continued employment following a transaction are often uncertain, we provide our executive officers with enhanced severance benefits under our Change of Control Severance Plan if their employment is terminated by the Company without cause or, in certain cases, by the executive in connection with a change of control (a double-trigger benefit). Because we believe that a termination by the executive for good reason may be conceptually the

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EXECUTIVE COMPENSATION

same as a termination by the Company without cause, and because we believe that in the context of a change of control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. The change of control-related severance payments are made from a transaction sharing pool that is calculated as of the date of the change of control and based on the transaction value of the Company at the time of the change of control (with the transaction pool increasing or decreasing as the transaction value increases or decreases, respectively). The impact of a change of control on our long-term incentive awards is governed by the applicable award agreement, which currently provide for accelerated vesting upon a change of control. The terms of the employment agreements and the Change of Control Severance Plan and the benefits they provide are discussed more fully in the section entitled “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

EXECUTIVE COMPENSATION POLICIES

Stock Ownership Guidelines and Holding Requirement

We believe it is important that the interests of our executives and directors are aligned with the long-term interests of our stockholders. We have adopted stock ownership guidelines applicable to our executive officers. Under the guidelines, required ownership levels are as follows:

Position	Stock Value as a Multiple of Base Salary
Chief Executive Officer	6x
Chief Financial Officer	3x
Executive Vice Presidents	2x

Additionally, we included a requirement that our executives maintain ownership of at least 50% of the net after-tax shares of common stock acquired from the Company pursuant to any equity-based awards received from the Company, unless the executive has met his individual ownership requirement. The required share amount is determined as of the date the officer becomes subject to the guidelines, and is calculated by dividing such officer’s applicable base salary multiple by the 365-day average closing price of our common stock as reported on the NYSE, and then rounding to the nearest 100 shares. The target ownership level does not change with changes in base salary or common stock price, but will change in the event the officer’s position level changes. Our executive officers are required to achieve their required ownership levels within five years from the date they become subject to the guidelines. The Committee will administer the guidelines and will periodically review each participant’s compliance (or progress towards compliance) and may impose additional requirements the Committee determines are necessary or appropriate to achieve the purposes of this program. See “Ownership of Securities — Management and Director Stock Ownership” for the number of shares of our common stock beneficially owned by our NEOs.

Tax Implications

In structuring our executive compensation program, the Committee takes into account the tax treatment of our compensation arrangements. Section 162(m) of the Internal Revenue Code (Section 162(m)) generally provides that the Company may not deduct compensation to “covered employees” to the extent it exceeds $1 million, except for “performance based compensation.” The Tax Cuts and Jobs Act, which was enacted in December 2017, amends certain provisions of Section 162(m), including eliminating the exception for “performance based compensation.” The Tax Cuts and Jobs Act includes a grandfather provision, pursuant to which compensation that is provided pursuant to a written binding contract in effect on November 2, 2017, and which has not been modified in any material respect on or after that date, will not be subject to the amendments made to Section 162(m) by the Tax Cuts and Jobs Act. The Committee has historically considered the impact of Section 162(m) on our executive compensation program, and stock options and PSUs granted to certain of our executive officers were designed to qualify as performance-based compensation. However, the Committee preserves flexibility in administering the executive compensation program to ensure that it is in the best interests of the Company and its stockholders. In light of the repeal of the performance based compensation exemption, the Committee may in the future approve compensation what would not have qualified as performance-based compensation under Section 162(m) as in effect prior to the Tax Cuts and Jobs Act.

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EXECUTIVE COMPENSATION

Accounting for Stock-Based Compensation

We have followed FASB ASC Topic 718 in accounting for stock-based compensation awards. FASB ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. We expect that we will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

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EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee has reviewed and discussed this CD&A with management, and based on such review and discussions, the Committee recommended to the Board that this CD&A be included in this proxy statement.

THE COMPENSATION COMMITTEE:
W. Matt Ralls (Chair)
Harold J. Bouillion
James M. Funk
Michael M. McShane

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EXECUTIVE COMPENSATION

2017 EXECUTIVE COMPENSATION

2017 Summary Compensation Table

The following table summarizes the compensation of our NEOs for the three years ended December 31, 2017.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
David D. Dunlap	2017	$850,000	$0	$1,274,991	$1,275,000	$ 3,340,603	$ 131,209	$6,871,803
President & Chief	2016	887,500	0	0	3,000,000	3,471,750	137,375	7,496,625
Executive Officer	2015	1,000,000	0	1,500,003	1,500,000	2,690,520	308,179	6,998,702
Robert S. Taylor(6)	2017	$459,680	$0	$413,716	$413,711	$ 1,180,674	$ 196,460	$2,664,241
Executive Vice	2016	479,960	0	0	973,440	1,137,963	206,626	2,797,989
President, Chief Financial Officer, and Treasurer	2015	540,800	0	811,208	486,719	880,508	348,951	3,068,186
Brian K. Moore	2017	$501,925	$0	$376,448	$376,442	$ 1,057,995	$ 156,218	$2,469,028
Executive	2016	524,069	0	0	885,750	1,048,615	129,052	2,587,485
Vice President	2015	590,500	0	738,131	442,875	816,652	277,709	2,865,867
A. Patrick Bernard	2017	$355,725	$0	$266,790	$266,793	$ 774,725	$ 132,336	$1,796,369
Executive	2016	371,419	0	0	627,750	737,633	138,767	1,875,568
Vice President	2015	418,500	0	523,135	313,875	572,259	312,777	2,140,546
William B. Masters	2017	$409,360	$0	$307,015	$307,021	$ 796,374	$ 102,944	$1,922,714
Executive Vice	2016	427,420	0	0	602,000	722,250	102,587	1,854,257
President and General Counsel	2015	481,600	0	501,658	301,000	545,379	167,473	1,997,110

(1)

Salary refers to the base salary of the NEOs which continues to reflect the 15% base salary reduction of NEOs which was implemented in 2016. See “Executive Compensation — Compensation Discussion and Analysis-Base Salary” for additional information.

(2)

The amounts reported in this column represent the grant date fair value of the RSUs that we granted to the NEOs during 2017. NEOs’ real pay values from RSUs may not compare or match to the values reported in the table above. For a discussion of valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Please see the “Grants of Plan-Based Awards Table During 2017” for more information regarding the stock awards we granted in 2017 and “Executive Compensation — Compensation Discussion and Analysis-Long-Term Incentives” sets forth additional information related to RSUs.

(3)

The Black-Scholes option model was used to determine the grant date fair value of the options that we granted to the NEOs during 2017. NEOs’ real pay values from the stock options may not compare or match to the values reported in the table above. For additional information, refer to “Executive Compensation — Compensation Discussion and Analysis-Long-Term Incentives” and “Grants of Plan-Based Awards Table During 2017”. For a discussion of valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. See the “Grants of Plan-Based Awards Table During 2017” for more information regarding the option awards we granted in 2017.

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EXECUTIVE COMPENSATION

(4)

Amounts disclosed for 2017 reflect the AIP payout received by our NEOs and the aggregate cash payout of PSUs with a performance period ending on the last day of 2017. Please see the “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentives” for more information regarding the PSUs and AIP.

Name	Annual Cash Incentive	Aggregate PSU Payout
David D. Dunlap	$970,603	$ 2,370,000
Robert S. Taylor	$411,688	$ 768,986
Brian K. Moore	$358,213	$ 699,782
A. Patrick Bernard	$278,763	$ 495,962
William B. Masters	$320,794	$ 475,580

(5)

For 2017, includes (i) annual contributions to the executive’s retirement account under our supplemental executive retirement plan and matching contributions to our 401(k) plan, (ii) life insurance premiums paid by the Company for the executives and (iii) the value of perquisites, consisting of premium payments made under the ArmadaCare program, the provision of an automobile allowance, including fuel and maintenance costs and commuting expenses, as set forth below:

Name	SERP Contributions	401(k) Contributions	Life Insurance Premiums	ArmadaCare	Automobile and Commuting
David D. Dunlap	$87,656	$10,800	$1,229	$13,524	$18,000
Robert S. Taylor	$143,650	$10,800	$1,229	$13,524	$27,257
Brian K. Moore*	$123,913	$9,859	$1,229	$11,617	$9,600
A. Patrick Bernard	$86,708	$10,800	$1,229	$13,524	$20,075
William B. Masters	$50,891	$10,800	$1,229	$13,524	$26,500

*	Mr. Moore had an additional contribution of $33,192 in 2017 to correct an error for contributions related to 2016.

(6)	Mr. Taylor retired as Executive Vice President, Chief Financial Officer and Treasurer on March 1, 2018.

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Grants of Plan-Based Awards During 2017

The following presents additional information regarding PSU, RSU, stock option awards granted to our NEOs during the year ended December 31, 2017.

Name	Grant Date(2)	No. of Units Granted Under Non-Equity Incentive Plan Awards(3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum
David D. Dunlap
AIP(1)			$510,000	$1,020,000	$2,040,000
PSUs	1/15/2017	25,500	1,275,000	2,550,000	5,100,000
RSUs	1/15/2017					70,715			1,274,991
Stock Options	1/15/2017						152,512	$18.03	1,275,000
Robert S. Taylor
AIP(1)			$183,872	$367,744	$735,488
PSUs	1/15/2017	8,274	413,700	827,400	1,654,800
RSUs	1/15/2017					22,946			396,277
Stock Options	1/15/2017						49,487	18.03	413,711
Brian K. Moore
AIP(1)			$188,222	$376,444	$752,888
PSUs	1/15/2017	7,529	376,450	752,900	1,505,800
RSUs	1/15/2017					20,879			360,580
Stock Options	1/15/2017						45,029	18.03	376,442
A. Patrick Bernard
AIP(1)			$124,504	$249,008	$498,015
PSUs	1/15/2017	5,336	266,800	533,600	1,067,200
RSUs	1/15/2017					14,797			255,544
Stock Options	1/15/2017						31,913	18.03	266,793
William B. Masters
AIP(1)			$143,276	$286,552	$573,104
PSUs	1/15/2017	6,140	307,000	614,000	1,228,00
RSUs	1/15/2017					17,028			294,074
Stock Options	1/15/2017						36,725	18.03	307,021

(1)

The amounts shown reflect possible payments under our 2017 AIP under which the NEOs were eligible to receive a cash bonus based on achievement of certain pre-established performance measures. Please see “Executive Compensation — Compensation Discussion and Analysis” for more information regarding our 2017 AIP.

(2)	On December 9, 2016, the Compensation Committee approved the PSU, RSU and stock option awards for each of our NEOs, which were granted on January 15, 2017.

(3)

The amounts shown reflect PSU grants under our 2017 LTI plan. The PSUs have a three-year performance period during which the PSUs granted on January 15, 2017 is January 1, 2017 through December 31, 2019. In addition, the PSUs vest on December 31, 2019, subject to continued employment through the applicable vesting date. Please see “Executive Compensation — Compensation Discussion and Analysis” for more information regarding the PSUs and the LTI awards made by the Compensation Committee.

(4)

The stock options were granted as part of the 2017 LTI plan and vest one-third annually over a three-year period, commencing January 15, 2018. Please see “Executive Compensation — Compensation Discussion and Analysis” for more information regarding the LTI awards made by the Compensation Committee.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2017 Year-End

The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2017.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
David D. Dunlap	144,370	—	$25.49	04/28/2020	99,667	$ 959,793	—	—
	60,211	—	$34.60	12/10/2020
	66,716	—	$28.59	12/08/2021
	36,960	—	$28.57	02/10/2022
	160,356	—	$23.03	01/15/2023
	215,827	—	$26.02	01/15/2024
	160,000	80,000	$17.27	01/15/2025
	277,009	554,016	$ 9.76	01/15/2026
	—	152,512	$18.03	01/15/2027
Robert S. Taylor	41,186	—	$12.86	12/04/2018	32,340	$ 311,434	—	—
	27,655	—	$20.30	12/10/2019
	40,725	—	$21.93	04/01/2020
	18,246	—	$34.60	12/10/2020
	20,237	—	$28.59	12/08/2021
	13,419	—	$28.57	02/10/2022
	51,615	—	$23.03	01/15/2023
	70,032	—	$26.02	01/15/2024
	51,917	25,958	$17.27	01/15/2025
	89,884	179,767	$ 9.76	01/15/2026
	—	49,487	$18.03	01/15/2027
Brian K. Moore	44,276	—	$23.29	01/31/2021	29,427	$ 283,382	—	—
	40,077	—	$28.09	01/31/2022
	46,971	—	$23.03	01/15/2023
	63,723	—	$26.02	01/15/2024
	47,240	23,620	$17.27	01/15/2025
	81,787	163,573	$ 9.76	01/15/2026
	—	45,029	$18.03	01/15/2027
A. Patrick Bernard	33,824	—	$12.86	12/04/2018	20,855	$ 200,834	—	—
	22,712	—	$20.30	12/10/2019
	40,725	—	$21.93	04/01/2020
	14,984	—	$34.60	12/10/2020
	16,621	—	$28.59	12/08/2021
	5,666	—	$28.57	02/10/2022
	33,291	—	$23.03	01/15/2023
	45,162	—	$26.02	01/15/2024
	33,480	16,740	$17.27	01/15/2025
	57,965	115,927	$ 9.76	01/15/2026
	—	31,913	$18.03	01/15/2027
William B. Masters	8,413	—	$40.69	02/28/2018	22,838	$ 219,930	—	—
	25,227	—	$12.86	12/04/2018
	16,939	—	$20.30	12/10/2019
	32,000	—	$21.93	04/01/2020
	11,175	—	$34.60	12/10/2020
	12,395	—	$28.59	12/08/2021
	7,461	—	$28.57	02/10/2022
	30,470	—	$23.03	01/15/2023
	43,309	—	$26.02	01/15/2024
	32,107	16,053	$17.27	01/15/2025
	55,587	111,172	$ 9.76	01/15/2026
	—	36,725	$18.03	01/15/2027

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(1)	Options vest ratably over a three-year period from the date of grant, subject to continued employment through the vesting date.

(2)	The RSUs held by our NEOs as of December 31, 2017 vest as follows, subject to continued service through the vesting date:

Name	Total Unvested RSUs	Vesting Schedule
David D. Dunlap	99,667	52,524 shares vesting on 1/15/18
		23,572 shares vesting on 1/15/19
		23,571 shares vesting on 1/15/20
Robert S. Taylor	32,340	17,043 shares vesting on 1/15/18
		7,649 shares vesting on 1/15/19
		7,648 shares vesting on 1/15/20
Brian K. Moore	29,427	15,508 shares vesting on 1/15/18
		6,960 shares vesting on 1/15/19
		6,959 shares vesting on 1/15/20
A. Patrick Bernard	20,855	10,991 shares vesting on 1/15/18
		4,932 shares vesting on 1/15/19
		4,932 shares vesting on 1/15/20
William B. Masters	22,838	11,487 shares vesting on 1/15/18
		5,676 shares vesting on 1/15/19
		5,675 shares vesting on 1/15/20

(3)	Based on the closing price of our common stock on December 29, 2017 of $9.63, as reported on the NYSE.

Option Exercises and Stock Vested in 2017

The following table sets forth certain information regarding the exercise of stock options and the vesting of restricted stock units during the fiscal year ended December 31, 2017 for each of our NEOs.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
David D. Dunlap	—	—	48,168	$868,469
Robert S. Taylor	—	—	15,629	$281,791
Brian K. Moore	—	—	14,222	$256,423
A. Patrick Bernard	—	—	10,079	$181,724
William B. Masters	—	—	9,665	$174,260

(1)	Mr. Masters value includes 2,126 deferred restricted stock units to be distributed upon retirement in 5 equal annual installments.

(2)	Value realized is calculated based on the closing sale price on the vesting date of the award.

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EXECUTIVE COMPENSATION

RETIREMENT BENEFIT PROGRAMS

Supplemental Executive Retirement Plan (SERP)

The SERP provides retirement benefits to the Company’s executive officers and certain other designated key employees. The SERP is an unfunded, non-qualified defined contribution retirement plan and all contributions under the SERP are in the form of credits to a notional account maintained for each participant. The Company may elect to set aside funds in a rabbi trust to cover the benefits under the SERP, though the funds remain subject to the claims of the Company’s creditors.

Contributions:    Under the SERP, the Company generally makes annual contributions ranging from 2.5% to 25% of salary and annual cash bonus based on the participant’s age and years of service. Executives whose combined age and years of service was at least 55 as of December 31, 2008, receive higher annual contributions, ranging from 10% to 35% of base salary and annual cash bonus. The highest annual contribution made for an executive during 2017 was 25%. The Compensation Committee, in its sole discretion, may also make discretionary contributions to a participant’s SERP account.

Vesting:    A participant vests in his SERP account upon the earliest to occur of: (i) attaining six years of service (including service prior to the adoption of the SERP), upon which amounts in the SERP account vest in 20% annual increments provided the participant remains employed; (ii) attaining age 65; (iii) a change of control; (iv) becoming disabled; or (v) termination of the participant’s employment without cause by the Company. Regardless of their vested status, participants will forfeit all benefits under the SERP if they are terminated for cause or, if within 36 months after a termination without cause, engage in any activity in competition with any activity of the Company or inimical, contrary or harmful to the interests of the Company.

Earnings:    Following the end of each plan year, SERP credits are adjusted to reflect earnings on the average daily balance of the notional accounts during the year, at a rate of interest equal to the Company’s after-tax long-term borrowing rate for the year.

Payout:    Upon separation from service, participants are paid their vested SERP accounts in a lump sum or installments, as elected by the participant, commencing seven months after separation from service.

Nonqualified Deferred Compensation Plan (NQDC Plan)

The NQDC Plan provides an income deferral opportunity for executive officers and certain senior managers of the Company who qualify for participation. Participants may also defer all or a portion of the common stock due upon vesting of RSU awards. The NQDC Plan is unfunded, but the Company may elect to set aside funds in a rabbi trust to cover the benefits under the plan, though the funds remain subject to the claims of the Company’s creditors.

Contributions:    Participants in the NQDC Plan may make an advance election each year to defer up to 75% of base salary, 100% of their annual bonus and 50% of the cash payout value of any PSUs. The Compensation Committee, in its sole discretion, may provide a match of up to 100% of the deferrals; however, the Company has never elected to grant a match.

Vesting:    Participants are immediately 100% vested in their benefits under the NQDC Plan.

Earnings:    Participants may choose from a variety of investment choices to invest their deferrals over the deferral period. Participants earn a rate of return on their NQDC Plan account that approximates the rate of return that would be provided by certain specified mutual funds that participants may designate from a list of available funds selected by the NQDC Plan administrative committee.

Payout:    Benefits are paid in either a lump-sum or in equal annual installments over a 2- to 15-year period, as elected by the participant. Generally, benefits that are due as a result of a termination of service are paid or commence in the seventh month after termination. However, only participants who are at least age 55 with at least five years of service at termination are eligible to receive or continue receiving installment distributions following termination.

See “Executive Compensation — Compensation Discussion and Analysis” for more information on these retirement programs.

53

EXECUTIVE COMPENSATION

Nonqualified Deferred Compensation and Supplemental Executive Retirement Plan Contribution for 2017

Name	Executive Contributions in 2017(1)	Registrant Contributions in 2017(2)	Aggregate Earnings in 2017		Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/17
David D. Dunlap
NQDC Plan	—	—	$60,607	(3)	—	$ 387,567
SERP	—	$ 87,656	$37,106	(4)	—	$ 957,720	(6)
Robert S. Taylor
NQDC Plan	—	—	—		—	—
SERP	—	$143,650	$74,450	(4)	—	$ 1,889,232	(6)
Brian K. Moore
NQDC Plan	—	—	—		—	—
SERP	—	$123,913	$24,449	(4)	—	$ 697,295	(6)(7)
A. Patrick Bernard
NQDC Plan	$ 58,361	—	$1,154,251	(3)	—	$ 7,561,002	(5)
SERP	—	$ 86,708	$44,504	(4)	—	$ 1,130,165	(6)
William B. Masters
NQDC Plan	$221,498	—	$60,563	(3)	—	$ 923,205	(5)
SERP	—	$ 50,891	$22,037	(4)	—	$ 567,603	(6)

(1)

Of the contributions reflected in this column, the following contributions are part of the total compensation for 2017 and are included under the salary column in the “Summary Compensation Table” herein: Mr. Masters — $40,936. The remainder of the contributions reported in this column for Mr. Masters is part of the total compensation reported for 2016, but paid in 2017. All of Mr. Bernard’s compensation identified in this column is part of the total compensation reported for 2016, but paid in 2017.

(2)	The amounts reflected are part of each executive’s total compensation for 2017 and are included under the all other compensation column in the “2017 Summary Compensation Table” herein.

(3)

With regard to the NQDC Plan, participant contributions are treated as if invested in one or more investment vehicles selected by the participant. The annual rate of return for these funds for fiscal year 2017 was as follows:

Fund	One Year Total Return
Nationwide VIT Money Market V	0.47%
JPMorgan IT Core Bond 1	3.57%
Vanguard VIF Total Bond Market Index	3.57%
MFS VIT Value Svc	17.35%
Fidelity VIP Index 500 Initial	21.71%
American Funds IS Growth 2	28.29%
JPMorgan IT Mid Cap Value 1	13.76%
Janus Henderson VIT Enterprise Svc	27.09%
DFA VA U.S. Targeted Value	9.77%
Vanguard VIF Small Company Growth Inv	23.46%
MFS VIT II International Value Svc	26.82%
Invesco VIF International Growth I	23.00%
Vanguard VIF REIT Index	4.78%
Franklin Templeton VIP Global Bond I	2.15%
Vanguard VIF Mid Cap Index	19.08%
Deutsche VIT Small Cap Index A	14.33%
Nationwide VIT International Index I	24.88%

(4)	Pursuant to the terms of the SERP, aggregate earnings for 2017 were calculated at a rate of interest equal to 4.44%, which was our after-tax long-term borrowing rate.

54

EXECUTIVE COMPENSATION

(5)

With regard to the NQDC Plan, of the contributions reflected in this column, $226,077 and $232,298 of Mr. Bernard’s contributions are part of his total compensation for 2016 and 2015, respectively and $195,669 and $192,802 and of Mr. Masters’ contributions are part of his total compensation for 2016 and 2015, respectively, each of which are included under the applicable columns in the “2017 Summary Compensation Table” herein.

(6)

With regard to the SERP, the following amounts reflected in this column for each NEO are part of his total compensation for 2016 and are included under the all other compensation column for 2016 in the “Summary Compensation Table”: Mr. Dunlap — $94,861, Mr. Taylor — $154,102, Mr. Moore — $99,574, Mr. Bernard — $92,786 and Mr. Masters — $53,388. The following amounts reflected in this column for each named executive officer are part of his total compensation for 2015 and are included under the all other compensation column for 2015 in the “2017 Summary Compensation Table”: Mr. Dunlap — $257,885, Mr. Taylor — $285,376, Mr. Moore — $224,844, Mr. Bernard — $153,074 and Mr. Masters — $117,436.

(7)	An additional contribution of $33,192 was made to Mr. Moore’s SERP benefit to correct an administrative error in the calculation for the 2016 contribution made in 2017.

CEO PAY RATIO

The SEC requires disclosure of the pay ratio between the CEO and the median compensated employee for fiscal years beginning on or after January 1, 2017. The following summary is a reasonable estimate of the pay ratio of our median compensated employee compared to our CEO based on the “2017 Summary Compensation Table” data and real pay data discussed in the “Executive Compensation—Compensation Discussion and Analysis”:

Summary of CEO Pay Ratio
	Compensation Table Pay	Real Pay(1)
Pay Ratio	88:1	62:1

(1)

Real pay includes salary, payouts from the AIP, PSUs and vested RSUs. See “Executive Compensation—Compensation Discussion and Analysis-Real Pay Delivery Alignment with Performance” and “Executive Compensation—Compensation Discussion and Analysis-Real Pay Delivery” for additional information.

Our methodology of identifying the median compensated employee included consistently applying the compensation measure of total taxable compensation. Total taxable compensation included base salary, bonuses, long term incentives and any other type of taxable compensation. To ensure the consistently applied methodology was appropriate, we extensively discussed our approach with professional advisors, including Pearl Meyer.

In our analysis, we included all 6,350 part-time and full-time U.S. and non-U.S. employees who were employed by the Company as of December 31, 2017. As permitted by the SEC, the 5% de minimis exception was applied, allowing the exclusion of non-U.S. employees if they account for 5% or less of our total employees. After applying the 5% de minimis exception, our employee population consisted of approximately 6,039 employees of which 5,116 were U.S. employees and 923 were non-U.S. employees. Approximately 311 of our non-U.S. employees were excluded under the 5% de minimis exception, including 36 employees from Indonesia, 39 employees from Trinidad and Tobago, 116 employees from India and 120 employees from Colombia. The exclusion of non-U.S. employees represented less than 5% of our total number of employees. Given that we have global operations and employees located in many locations, pay and reporting systems and pay practices vary depending on the region. As a result, assumptions, adjustments and estimates were consistently applied to identify the annual total taxable compensation of the median compensated employee. In addition, anomalies related to compensation were excluded as allowed by the SEC. We selected December 31, 2017 as the date to identify our median compensated employee. Based on the methodology described above, our median compensated employee was an hourly field employee with an annual total compensation of $78,122. Our CEO’s compensation was $6,871,803 as identified in the 2017 Summary Compensation Table.

In light of the variety of methodologies, exclusions, reasonable estimates and assumptions allowed by the SEC for identifying the median compensated employee and calculating the pay ratio to account for a company’s employee population and compensation practices, our CEO pay ratio may not be comparable to other companies which may have applied different methodologies, exclusions, estimates and assumptions in calculating the pay ratios.

55

EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In addition to the post-employment benefits under the Company’s 401(k) plan, the SERP and the NQDC Plan, each of our NEOs are entitled to severance benefits upon termination of employment, including in connection with a change of control of the Company under their employment agreements. See also “Executive Compensation — Compensation Discussion and Analysis” for additional information.

Below is a description of the employment agreements and Change of Control Severance Plan in place with each of our NEOs. As required by the SEC’s disclosure rules, we have included disclosure quantifying the potential payments to our NEOs under various termination and change of control scenarios based on the agreements in place as of December 31, 2017.

Executive Employment Agreements and Severance Program

Employment Agreements — All NEOs.    All of our NEOs are party to the same form of employment agreement. The initial term of each employment agreement is three years and the term automatically extends for an additional year on the second anniversary and each subsequent anniversary, unless prior written notice not to extend the term is provided by the Company or the NEO. The employment agreements entitles our NEOs to:

•	a base salary,

•	eligibility for annual incentive bonuses and long-term incentive awards as approved by the Compensation Committee,

•	participation in the retirement and welfare benefit plans of the Company and

•	participation in our Change of Control Severance Plan.

Termination due to Incapacity, No Cause, Good Reason without a Change of Control.    If (1) the Company terminates an NEO’s employment due to (a) incapacity or (b) without cause or (2) the NEO terminates his employment for good reason as defined in the employment agreement and the termination under (1)(b) or (2) is not due to a change of control, then the Company will pay or provide the NEO:

•

the NEO’s base salary through the date of termination, any earned but unpaid cash incentive compensation for the preceding calendar year, any rights under the terms of equity awards and any medical or other welfare benefits required by law (the Accrued Amounts);

•	a lump sum payment equal to:

○	two times the sum of the NEO’s annual salary plus target annual bonus; and

○	the NEO’s pro-rated target annual bonus for the year of termination; and

•	Company-paid healthcare continuation benefits for up to 24 months for the NEO and the NEO’s spouse and/or family (the Welfare Continuation Benefit).

The payments and benefits described above (other than the Accrued Amounts) are subject to the NEO’s timely execution of a release of claims in favor of the Company.

Termination for No Cause or Good Reason with Change of Control.    If the NEO is terminated by the Company without cause or if the NEO terminates his employment for good reason and the termination occurs within 6 months before or 24 months after a change of control, then the Company will be required to pay or provide:

•	the Accrued Amounts;

•	a cash severance payment pursuant to the terms of our Change of Control Severance Plan as described below;

•	a lump sum amount of the NEO’s pro-rated target annual bonus for the year of termination;

•	outplacement services for one year after termination at a cost of up to $10,000; and

•	the Welfare Continuation Benefit.

56

EXECUTIVE COMPENSATION

The payments and benefits described above (other than the Accrued Amounts) are subject to the NEO’s timely execution of a release of claims in favor of the Company. The Company does not provide excise tax gross-ups under the employment agreements or Change of Control Severance Plan discussed below.

Termination for Cause, Death or Without Good Reason.    If the NEO is terminated by the Company for cause, due to the NEO’s death or by the NEO without good reason, then the Company will only be required to pay to the NEO or the NEO’s estate the Accrued Amounts.

Each employment agreement contains an indefinite confidentiality and protection of information covenant and a mutual non-disparagement covenant for one year after termination of employment. If the NEO is terminated by the Company for cause or if the NEO terminates the NEO’s employment without good reason, the NEO will also be bound by a non-compete and non-solicitation covenant for one year after the date of the NEO’s termination.

Change of Control Severance Plan.    Each NEO participates in the Company’s Change of Control

Severance Plan and is eligible to receive certain cash severance payments upon a termination of employment without cause or for good reason that occurs within 6 months before or 24 months after a change of control. The potential severance payments due under the plan are determined as of the date of the change of control, based on a sharing pool that is calculated as a percentage of the transaction value (with the sharing pool increasing or decreasing as the transaction value increases or decreases, respectively). The Company does not provide excise tax gross-ups under our severance plan.

Calculation of change of control severance benefits.    The severance benefit is equal to each participant’s portion of the total cash available in the sharing pool. Each participant’s severance benefit will be determined based on the date of the change of control and will ensure: (1) each participant receives the same percentage of the total net after-tax benefit that would be received by all participants under the plan as the participant’s percentage interest; and (2) the total net after-tax benefit received by all participants is maximized.

Determination of “sharing pool.”    The total severance benefits payable under the plan may not exceed the “sharing pool.” The sharing pool is determined based on the transaction value as defined in the plan at the time of the change of control as follows:

Transaction Value (in Billions)	Sharing Pool (6 Executives)	Sharing Pool as a Percentage of Transaction Value (Approximate)
$1.0	$14,500,000	1.45%
$2.0	$17,725,601	0.89%
$2.5	$18,476,908	0.74%
$3.0	$19,245,266	0.64%
$3.5	$20,031,202	0.57%
$4.0	$20,835,260	0.52%
$4.5	$21,658,000	0.48%
$5.0	$22,500,000	0.45%
$5.5	$23,342,000	0.42%

If the actual transaction value at the time of a change of control falls between the transaction values shown above, the sharing pool will be interpolated. If the transaction value is greater than the transaction values identified above, the sharing pool value will increase linearly. The Compensation Committee will determine the sharing pool should the applicable transaction value fall outside the values above. In addition, the sharing pool values will be adjusted if new participants are added to or removed from the plan between the effective date of the plan and the date of the change of control. Specifically, the sharing pool will be decreased or increased, as applicable, by the amount that is equal to the applicable transaction

57

EXECUTIVE COMPENSATION

value multiplied by 0.07% or 0.04% if the individual is in the top half or bottom half, respectively, of participants ranked by their “combined compensation” (as defined in the plan), as determined by the Compensation Committee. Under the plan, a participant’s “combined compensation” is the sum of the participant’s base salary, target bonus and unvested long-term incentives, as those terms are defined in the plan.

Calculation of participant’s percentage interest in the sharing pool.    Each participant’s interest or “participation alignment” in the sharing pool is initially determined by dividing the participant’s “combined compensation” by the sum of the combined compensation for all participants, thus resulting in a percentage amount for each participant which, in total, add up to 100%. The difference between the participation alignment of the participant with the highest combined compensation and the participation alignment of the participant with the second highest combined compensation of all the participants as of the date of the change of control may not exceed the percentage that is equal to (1/n)% +12%, where n is the number of participants as of the date of the change of control. If necessary, the participation alignment of the participant with the highest combined compensation as of the date of the change of control will be decreased and the participation alignments of each of the other participants increased on a pro rata basis so that (1) the rule contained in the preceding sentence is respected and (2) the sum of the participation alignments of all participants is equal to 100% (effectively capping the highest paid NEO’s benefit).

Equity Awards

As described above, under the applicable award agreements for our outstanding equity awards, the awards will vest in full upon a change of control of the Company. In addition, the award agreements provide that outstanding equity awards will vest in full upon the applicable NEOs’ death or incapacity.

Upon the termination of an NEO’s employment due to retirement or a termination without cause by the Company, the Compensation Committee, in its discretion, may elect to accelerate the vesting of the awards. In addition, upon the termination of an NEO’s employment prior to the end of the applicable performance period due to retirement, death, disability or a termination by the Company without cause, a pro-rata portion of the NEO’s PSUs will remain outstanding and will be valued and paid in accordance with their terms.

Except as otherwise noted, the following table quantifies the potential payments to our NEOs under their employment arrangements and our Change of Control Severance Plan discussed above, for various scenarios involving a change of control or termination of employment of each of our NEOs, assuming a December 31, 2017 termination date and where applicable, using the closing price of our common stock of $9.63 (as reported on the NYSE as of December 29, 2017). Excluded are benefits provided to all employees, such as accrued vacation and benefits provided by third parties under our life and other insurance policies. Also excluded are benefits our NEOs would receive upon termination of employment under the SERP and the NQDC Plan, as described above, as well as benefits under our 401(k) plan. The table also assumes the following:

•	the number of participants in the Change of Control Severance Plan is six;

•

the transaction value on December 31, 2017 is $2.589 billion (estimated value assumes equity based on our December 29, 2017 closing stock price plus all outstanding debt on the December 31, 2017 balance sheet); and

•	the corresponding sharing pool is $18,613,493.

58

EXECUTIVE COMPENSATION

Name	Lump Sum Severance Payment	Outstanding Unvested Options	Outstanding Restricted Stock/RSUs	Outstanding PSUs	Health Benefits	Tax Gross-Up	Total
David D. Dunlap
• Retirement	n/a	n/a	n/a	(2)	n/a	n/a	—
• Death	n/a	n/a	$ 959,787	(2)	n/a	n/a	$ 959,787
• Disability/Incapacity	$ 4,760,000	n/a	$ 959,787	(2)	$73,751	n/a	$ 5,793,538
• Termination– No Cause	$ 4,760,000	n/a	n/a	(2)	$73,751	n/a	$ 4,833,751
• Termination – Good Reason	$ 4,760,000	n/a	n/a	(2)	$73,751	n/a	$ 4,833,751
• Termination in connection with Change of Control(1)	$10,077,169	n/a	$ 959,787	$11,100,000	$73,751	n/a	$22,210,707
Robert S. Taylor
• Retirement	n/a	n/a	n/a	(2)	n/a	n/a	—
• Death	n/a	n/a	$ 311,428	(2)	n/a	n/a	$ 311,428
• Disability/Incapacity	$ 2,022,592	n/a	$ 311,428	(2)	$73,751	n/a	$ 2,407,771
• Termination – No Cause	$ 2,022,592	n/a	n/a	(2)	$73,751	n/a	$ 2,096,343
• Termination – Good Reason	$ 2,022,592	n/a	n/a	(2)	$73,751	n/a	$ 2,096,343
• Termination in connection with Change of Control(1)	$ 1,857,837	n/a	$ 311,428	$ 3,601,600	$73,751	n/a	$ 5,844,616
Brian K. Moore
• Retirement	n/a	n/a	n/a	(2)	n/a	n/a	—
• Death	n/a	n/a	$ 283,376	(2)	n/a	n/a	$ 283,376
• Disability/Incapacity	$ 2,133,181	n/a	$ 283,376	(2)	$49,643	n/a	$ 2,466,200
• Termination – No Cause	$ 2,133,181	n/a	n/a	(2)	$49,643	n/a	$ 2,182,824
• Termination – Good Reason	$ 2,133,181	n/a	n/a	(2)	$49,643	n/a	$ 2,182,824
• Termination in connection with Change in Control	$ 1,957,267	n/a	$ 238,376	$ 3,277,400	$49,643	n/a	$ 5,567,686
A. Patrick Bernard
• Retirement	n/a	n/a	n/a	(2)	n/a	n/a	—
• Death	n/a	n/a	$ 200,840	(2)	n/a	n/a	$ 200,840
• Disability/Incapacity	$ 1,458,473	n/a	$ 200,840	(2)	$73,751	n/a	$ 1,733,063
• Termination – No Cause	$ 1,458,473	n/a	n/a	(2)	$73,751	n/a	$ 1,532,223
• Termination – Good Reason	$ 1,458,473	n/a	n/a	(2)	$73,751	n/a	$ 1,532,223
• Termination in connection with Change of Control(1)	$ 1,313,323	n/a	$ 200,840	$ 2,322,800	$73,751	n/a	$ 3,910,714
William B. Masters
• Retirement	n/a	n/a	n/a	(2)	n/a	n/a	—
• Death	n/a	n/a	$ 219,930	(2)	n/a	n/a	$ 219,930
• Disability/Incapacity	$ 1,678,376	n/a	$ 219,930	(2)	$73,751	n/a	$ 1,972,057
• Termination – No Cause	$ 1,678,376	n/a	n/a	(2)	$73,751	n/a	$ 1,752,127
• Termination – Good Reason	$ 1,678,376	n/a	n/a	(2)	$73,751	n/a	$ 1,752,127
• Termination in connection with Change of Control(1)	$ 2,997,348	n/a	$ 219,930	$ 2,432,000	$73,751	n/a	$ 5,723,029

59

EXECUTIVE COMPENSATION

(1)

Certain of the benefits described in the table would be achieved in the event of a change of control alone and would not require a termination of the NEO’s employment. In particular, pursuant to the terms of our incentive award plans and the individual award agreements, upon a change of control as defined in the plans, (i) all outstanding stock options would immediately vest, (ii) all restrictions on outstanding restricted shares and RSUs would lapse and (iii) all outstanding PSUs would be paid out as if the maximum level of performance had been achieved. In addition to the amounts set forth in the table above, upon a qualifying termination in connection with a change in control, each NEO is also entitled to outplacement assistance of up to $10,000 and the lump sum severance payment due to each NEO would consist of the following:

Name	Change of Control Severance Plan Payment	Target Bonus Payment
David D. Dunlap	$9,057,169	$1,020,000
Robert S. Taylor	$1,490,093	$367,744
Brian K. Moore	$1,580,824	$376,444
A. Patrick Bernard	$1,064,316	$249,008
William B. Masters	$2,710,796	$286,552

(2)

Pursuant to the terms of the PSU award agreements, if an NEO’s employment terminates prior to the end of the applicable performance period as a result of retirement, death, disability, or termination for any reason other than the voluntary termination by the NEO or termination by the Company for cause, then the NEO retains a pro-rata portion of the NEO’s then-outstanding PSUs based on the NEO’s employment during the performance period and the remaining units will be forfeited. The retained units will be valued and paid out to the NEO in accordance with their original payment schedule based on the Company’s achievement of the applicable performance criteria. Upon a voluntary termination by the NEO or a termination by the Company for cause, all outstanding units are forfeited.

60

QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING

Why am I receiving this proxy statement?

Our Board is soliciting your proxy to vote at the annual meeting because you owned shares of our common stock at the close of business on April 2, 2018, the record date for the annual meeting and are entitled to vote at the annual meeting. This proxy statement, along with a proxy card or a voting instruction card and a copy of our 2017 Annual Report, are being mailed to our stockholders on or about April 12, 2018. This proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares of our common stock.

On what matters will I be voting?

At the annual meeting, our stockholders will be asked to (i) elect the eight director nominees, (ii) hold a non-binding advisory vote on the compensation of our

NEOs (the “say-on-pay” proposal) and (iii) ratify the appointment of KPMG as our independent registered public accounting firm for 2018.

When and where will the annual meeting be held?

The meeting will be held at 9:00 a.m., Central Daylight Time, on Tuesday, May 22, 2018, at our headquarters located at 1001 Louisiana Street, Houston, Texas,

77002. To obtain directions to our headquarters and vote in person, please contact us at (713) 654-2200.

How many votes may I cast?

You have one vote for every share of our common

stock that you owned on the record date for the annual meeting.

How many shares of our common stock are eligible to be voted?

As of the record date for the annual meeting, we had 154,237,262 shares of our common stock outstanding,

each of which entitles the holder to one vote.

How many shares of our common stock must be present to hold the annual meeting?

Our Bylaws provide that a majority of the outstanding shares of our common stock entitled to vote generally in the election of directors, represented in person or by proxy, constitutes a quorum at a meeting of our stockholders. As of the record date, 77,118,632 shares of our common stock constitute a quorum. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your broker, bank or other nominee how to vote your shares on any of the proposals, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition stockholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not the holder abstains from voting on any or all of the proposals.

61

QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING

What are my voting options on each proposal? How does our Board recommend that I vote? How many votes are required to approve each proposal?

Proposal	Your Voting Options	Board’s Recommendation	Vote Required to Approve the Proposal
No. 1: Election of the eight director nominees	You may vote “FOR” each nominee or choose to “WITHHOLD” your vote for all or none or one of the nominees	FOR each of the eight director nominees

Directors will be elected by plurality. That means the nominees who receive the greatest number of “FOR” votes will be elected, except that a nominee who receives a greater number of “WITHHOLD” than “FOR” votes must tender his resignation

No. 2: Approval of the say-on-pay proposal (advisory and non-binding)	You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting	FOR approval of our executive compensation for 2017 as disclosed in this proxy statement	Affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote on the proposal
No. 3: Ratification of KPMG as our independent registered public accounting firm for 2018	You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting	FOR ratification of our selection of KPMG as our independent auditor for 2018	Affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote on the proposal

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the “stockholder of record.” In this case, we have sent the proxy materials directly to you.

If your shares of our common stock are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in “street name.” In this case, the proxy materials have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or Internet. You should also be aware that you may not vote shares held in street name by returning a proxy card directly to us or by voting in person at the annual meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

62

QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING

What happens if I complete the proxy or voting instruction card? What if I don’t vote for a proposal? On which proposals may my shares be voted without receiving voting instructions from me?

If you properly complete, sign, date and return a proxy or voting instruction form, your shares will be voted as you specify.

If you are a stockholder of record and you do not submit voting instructions on your returned proxy card, your shares of our common stock will be voted in accordance with the recommendations of our Board, as provided above.

If you are a beneficial owner, under the rules of the NYSE, your broker, bank or other nominee may generally vote your shares on routine matters without receiving voting instructions from you but cannot vote your shares on non-routine matters. Of the proposals, only the ratification of the appointment of KPMG as our independent registered public accounting firm for 2018 is a routine matter. If your broker, bank or other nominee does not receive instructions from you on how to vote your shares on the remainder of the proposals, the organization will not have the authority to vote your shares of our common stock on those matters. This is generally referred to as a “broker non-vote.”

What are the effects of abstentions and broker non-votes on each proposal?

Abstentions will:

•	have no effect on the election of directors (Proposal 1).

•	have the effect of a vote “AGAINST” the remainder of the proposals (Proposal 2 and Proposal 3).

Broker non-votes will:

•	have no effect on the election of directors (Proposal 1) and the say-on-pay proposal (Proposal 2), as the stockholder of record of these shares is not entitled to vote on the specific matter without instructions from the beneficial owner.

•

not occur with respect to ratification of the appointment of KPMG as our independent registered public accounting firm for 2018 (Proposal 3), as this is a routine matter and a broker, bank or other nominee can vote on Proposal 3 without instructions from the beneficial owner. However, if the broker, bank or other nominee does not vote on Proposal 3, an abstention will occur.

How do I vote?

You may vote using any of the following methods depending on if you are a stockholder of record or a beneficial owner.

Proxy card or voting instruction card by mail: Be sure to complete, sign and date the card and return it in the prepaid envelope.

Telephone or Internet: Stockholders of record can vote via the Internet 24 hours a day, seven days a week until 11:59 p.m. on May 21, 2018 at www.voteproxy.com. Please have your proxy card available when you access the website. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee.

Therefore, we recommend that you follow the instructions on how to submit your voting instructions in the materials you receive from the organization.

In person at the annual meeting: All stockholders may vote in person at the annual meeting. You may also be represented by another person at the annual meeting by properly designating the person as your proxy. If you are a beneficial owner of shares of our common stock, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot when you vote your shares at the annual meeting.

63

QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING

Can I change my vote?

Yes. Your proxy can be revoked or changed at any time before it is used to vote your shares of our common stock by notice in writing to our Secretary, by our timely receipt of another proxy with a later date or by voting in person at the meeting. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

Who pays for soliciting proxies?

We pay all expenses incurred in connection with the solicitation of proxies to vote at the annual meeting. We have retained Georgeson LLC, 480 Washington Boulevard, 26th Floor, Jersey City, New Jersey 07310, for an estimated fee of $11,500 plus reimbursement of certain reasonable expenses, to assist in the solicitation of proxies and otherwise in connection with the annual meeting. We and our proxy solicitor will also request banks, brokers and other nominees holding shares of our common stock beneficially owned by others to send this proxy statement, the proxy card and our 2017 Annual Report to and obtain voting instructions from, the beneficial owners and will reimburse the organization for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for the solicitation efforts.

Could other matters be decided at the meeting?

Our Board does not expect to bring any other matter before the annual meeting and it is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our Bylaws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the annual meeting, the proxy holder will vote any shares of our common stock for which he holds a proxy in his discretion.

What happens if the meeting is postponed or adjourned?

Your proxy will still be good and may be used to vote your shares at the postponed or adjourned meeting.

You will still be able to change or revoke your proxy until it is used to vote your shares.

Will multiple stockholders residing in the same household each receive a separate notice?

The SEC permits a single proxy statement to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate proxy in the future, or if any such beneficial stockholder that elected to continue to receive separate proxy statement wishes to receive a single proxy in the future, that stockholder should contact their broker or send a request to our Investor Relations Department at 1001 Louisiana Street, Suite 2900, Houston, Texas 77002. We will deliver, promptly upon written request to our Investor Relations Department, a separate copy of this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

64

2019 STOCKHOLDER NOMINATIONS AND PROPOSALS

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing c/o Secretary, Superior Energy Services, Inc., 1001 Louisiana Street, Suite 2900, Houston, Texas 77002, by December 12, 2018.

Our Bylaws require that stockholders who wish to make a nomination for the election of a director or to bring any other matter before a meeting of the stockholders must give written notice of their intent to our Secretary not more than 120 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual meeting of stockholders. For our 2019 annual meeting, a stockholder’s notice must be received by our Secretary between and including January 22, 2019 and February 21, 2019. Notice must comply with the requirements set forth in our Bylaws. A copy of our Bylaws is available upon request c/o Secretary, Superior Energy Services, Inc., 1001 Louisiana Street, Suite 2900, Houston, Texas 77002. We urge our stockholders to send their proposals by certified mail, return receipt requested.

By Order of the Board of Directors,

WILLIAM B. MASTERS
Executive Vice President, General Counsel and
Secretary

Houston, Texas

April 12, 2018

65

Superior Energy Services, Inc. 1001 Louisiana Street, Suite 2900 Houston, TX 77002 713-654-2200 www.superiorenergy.com

0                         ⬛

SUPERIOR ENERGY SERVICES, INC.

1001 LOUISIANA STREET

HOUSTON, TEXAS 77002

YOUR PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 22, 2018.

By signing this proxy card, you revoke all prior proxies and appoint Jennifer Phan, with full power of substitution, to represent you and to vote your shares on the matters shown on the reverse side of this proxy card at our annual meeting of stockholders to be held at 9:00 a.m. Central Time on Tuesday, May 22, 2018, at our headquarters located at 1001 Louisiana Street, Houston, Texas 77002 and any adjournments thereof. To obtain directions to our headquarters, please contact us at (713) 654-2200.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

⬛ 1.1	14475 ⬛

ANNUAL MEETING OF STOCKHOLDERS OF

SUPERIOR ENERGY SERVICES, INC.

May 22, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 22, 2018

The accompanying proxy statement and the 2017 annual report are available at https://materials.proxyvote.com/868157

Please mark, sign, date,

and return your voting

instruction card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail this voting instruction card in the envelope provided.i

∎	20830300000000000000 8	052218

SUPERIOR’S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSALS 1, 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTING INSTRUCTIONS IN BLUE OR BLACK INK AS SHOWN HERE  ☒.

				FOR	AGAINST	ABSTAIN
1. Election of the eight director nominees. NOMINEES:			2. Approval, on an advisory and non-binding basis, of the compensation of our named executive officers as disclosed in the accompanying proxy statement.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Harold J. Bouillion O David D. Dunlap O James M. Funk O Terence E. Hall O Peter D. Kinnear O Janiece M. Longoria O Michael M. McShane O W. Matt Ralls	3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018.	FOR ☐	AGAINST ☐	ABSTAIN ☐

IF YOU WISH YOUR SHARES TO BE VOTED ON ALL MATTERS AS SUPERIOR’S BOARD OF DIRECTORS RECOMMENDS, OR IF YOU WISH YOUR SHARES TO BE VOTED AS YOU SPECIFY ON A MATTER OR ALL MATTERS, PLEASE MARK THE APPROPRIATE BOXES ON THIS VOTING INSTRUCTION CARD, SIGN, DATE AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑			THE STOCKHOLDER OF RECORD WILL VOTE YOUR SHARES AS YOU SPECIFIED ON THIS VOTING INSTRUCTION CARD; HOWEVER, IF NO VOTING INSTRUCTIONS ARE INDICATED ON THIS VOTING INSTRUCTION CARD, THE STOCKHOLDER OF RECORD CAN ONLY VOTE YOUR SHARES ON PROPOSAL 3 (RATIFICATION OF AUDITORS) WITHOUT YOUR INSTRUCTIONS.
PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Beneficial Owner	Date:	Signature of Beneficial Owner	Date:

∎	Note:	Please sign exactly as your name or names appear on this voting instruction card. When shares are owned jointly, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	∎

ANNUAL MEETING OF STOCKHOLDERS OF

SUPERIOR ENERGY SERVICES, INC.

May 22, 2018

SUBMITTING YOUR PROXY

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Submit your proxy online/phone until 11:59 p.m. Central Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 22, 2018

The accompanying proxy statement and the 2017 annual report are available at https://materials.proxyvote.com/868157

i Please detach along perforated line and mail this proxy card in the envelope provided IF you are not submitting your proxy instructions via the Internet or telephone.i

∎	20830300000000000000 8	052218

SUPERIOR’S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSALS 1, 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR PROXY INSTRUCTIONS IN BLUE OR BLACK INK AS SHOWN HERE  ☒.

					FOR	AGAINST	ABSTAIN
1. Election of the eight director nominees. NOMINEES:				2. Approval, on an advisory and non-binding basis, of the compensation of our named executive officers as disclosed in the accompanying proxy statement.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Harold J. Bouillion O David D. Dunlap O James M. Funk O Terence E. Hall O Peter D. Kinnear O Janiece M. Longoria O Michael M. McShane O W. Matt Ralls		3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018.	FOR ☐	AGAINST ☐	ABSTAIN ☐

IF YOU WISH YOUR SHARES TO BE VOTED ON ALL MATTERS AS SUPERIOR’S BOARD OF DIRECTORS RECOMMENDS, OR IF YOU WISH YOUR SHARES TO BE VOTED AS YOU SPECIFY ON A MATTER OR ALL MATTERS, PLEASE MARK THE APPROPRIATE BOXES ON THIS PROXY CARD, SIGN, DATE AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

THE PROXY WILL VOTE YOUR SHARES AS YOU SPECIFIED ON THIS PROXY CARD; HOWEVER, IF NO PROXY INSTRUCTIONS ARE INDICATED ON THIS PROXY CARD, THE PROXY CAN ONLY VOTE YOUR SHARES ON PROPOSAL 3 (RATIFICATION OF AUDITORS) WITHOUT YOUR INSTRUCTIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎	Note:	Please sign exactly as your name or names appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	∎